UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Core Laboratories N.V.
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CORE LABORATORIES N.V.
Strawinskylaan 913
Tower A, Level 9
1077 XX Amsterdam
The Netherlands

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2019

Dear Shareholder:

You are cordially invited to attend our 2019 annual meeting of shareholders of Core Laboratories N.V. (the "Company"), which will be held at the Hotel Sofitel Legend the Grand Amsterdam, Oudezijds Voorburgwal 197, 1012 EX, Amsterdam, the Netherlands, on Thursday, May 23, 2019 at 9:00 a.m. Central European Summer Time ("CEST") for the following purposes as proposed by the Board of Supervisory Directors:

1.
To re-elect two Class II Supervisory Directors and to elect one new Class II Supervisory Director to serve under the terms and conditions described within the proxy statement until our annual meeting in 2022 and until their successors shall have been duly elected and qualified;

2.	To appoint KPMG, including its U.S. and Dutch affiliates (collectively, "KPMG") as the Company's independent registered public accountants for the year ending December 31, 2019;

3.
To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2018, following a discussion of our Dutch Report of the Management Board for that same period;

4.	To approve and resolve the cancellation of our repurchased shares held at 12:01 a.m. CEST on May 23, 2019;

5.
To approve and resolve the extension of the existing authority to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 23, 2020, and such repurchased shares may be used for any legal purpose;

6.
To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020;

7.
To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020;

8.
To approve, on an advisory basis, the compensation philosophy, policies and procedures described in the section entitled Compensation Disclosure and Analysis ("CD&A"), and the compensation of Core Laboratories N.V.'s named executive officers as disclosed pursuant to the United States Securities and Exchange Commission's compensation disclosure rules, including the compensation tables;

9.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

The election of Supervisory Board members as described in item no. 1 and the topics covered by item nos. 2 through 8 have largely been presented to and approved by our shareholders at our prior annual meetings, and are presented to our shareholders each year as a result of our being organized under the laws of the Netherlands.

The sole member of our Management Board does not receive any form of compensation as referred to in Articles 2:383c through 2:383e of the Dutch Civil Code. Consequently, there is no need to discuss those matters as part of the agenda for the annual meeting of shareholders.

Copies of the Dutch statutory annual accounts, the report of the Management Board and the list of nominees for the Supervisory Board will be available for inspection at our offices in the Netherlands, located at Strawinskylaan 913, Tower A, Level 9, 1077 XX Amsterdam, Attention: Mr. Jacobus Schouten, by registered shareholders and other persons entitled to attend our shareholder meetings. Such copies will be available for inspection from the date of this notice until the close of our annual meeting. The proxy materials, including the aforementioned copies, will be posted on www.proxydocs.com/clb and on the Company's website, www.corelab.com.

IF YOU PLAN TO ATTEND IN PERSON:

Attendance at the meeting is limited to shareholders as of the close of business Eastern Daylight Time on April 25, 2019 (and others with a statutory meeting right), Company management and Company advisors. Registration will begin at 8:00 a.m. CEST and the meeting will begin at 9:00 a.m. CEST on May 23, 2019. Each shareholder desiring to attend MUST bring proof of share ownership as of the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code (which is April 25, 2019, as described further in the proxy statement) with him/her to the meeting along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company beforehand to indicate your plan to attend. Such registration may be made by contacting the Company's Secretary as described in the proxy statement. Failure to comply with these requirements may preclude you from being admitted to the meeting.

It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. In order to be able to vote at the annual shareholder meeting, you will have to be a record holder of shares (or otherwise a person with voting rights with respect to shares) at the close of business Eastern Daylight Time on April 25, 2019. Please mark, sign, date and return the accompanying proxy card accordingly, vote online or vote by phone, all as described in further detail in the proxy statement. If you are present at the annual meeting and wish to do so, you may revoke your proxy and vote in person.
By Order of the Board of Supervisory Directors,
Jan Willem Sodderland
Supervisory Director

Amsterdam, the Netherlands
March 20, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2019
The Notice of 2019 Annual Meeting of Shareholders and the Proxy Statement for the 2019 Annual Meeting of Shareholders, along with the Company’s Annual Report to Shareholders, is available free of charge at www.proxydocs.com/clb.

CORE LABORATORIES N.V.
Strawinskylaan 913
Tower A, Level 9
1077 XX Amsterdam
The Netherlands

PROXY STATEMENT

ABOUT THE 2019 ANNUAL MEETING OF SHAREHOLDERS

WHY HAVE I RECEIVED THESE MATERIALS?

This proxy statement and the accompanying proxy card are first being made available to you on the Internet on March 20, 2019, and written notice has been sent to our shareholders in a manner consistent with applicable law. If you receive notice of the materials and desire to request a physical copy of the materials be sent to you, those materials will be mailed to you upon receipt of your request. These materials are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Supervisory Directors of Core Laboratories N.V. ("Core" or the "Company") for use at our 2019 annual meeting of shareholders to be held at the Hotel Sofitel Legend the Grand Amsterdam, Oudezijds Voorburgwal 197, 1012 EX, Amsterdam, the Netherlands, on Thursday, May 23, 2019 at 9:00 a.m. CEST for the purpose of voting on the proposals described in this proxy statement.

WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

As permitted by rules adopted by the United States Securities and Exchange Commission, we are making this proxy statement and our Annual Report on Form 10-K (the "Annual Report") available on the Internet. In order to be able to comply with applicable electronic notification deadlines, we will mail a notice to those who were shareholders as of the close of business Eastern Daylight Time on March 15, 2019, containing instructions on how to access the proxy statement and Annual Report and vote on-line or by phone. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The proxy materials will be posted on www.proxydocs.com/clb and on the Company's website, www.corelab.com. See the Section below on "WHO IS ENTITLED TO VOTE" for the important dates related to voting the shares.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

WHAT AM I VOTING ON?

You will be voting on the following matters proposed by the Board of Supervisory Directors, with the exception of item 9, which is a discussion item only:

1.
To re-elect two Class II Supervisory Directors and to elect one new Class II Supervisory Director to serve until our annual meeting in 2022 under the terms and conditions described within the proxy statement and until their successors shall have been duly elected and qualified;

2.	To appoint KPMG as our Company's independent registered public accountants for the year ending December 31, 2019;

3.
To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2018, following a discussion of our Dutch Report of the Management Board for that same period;

4.	To approve and resolve the cancellation of our repurchased shares held at 12:01 a.m. CEST on May 23, 2019;

5.
To approve and resolve the extension of the existing authority to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 23, 2020, and such repurchased shares may be used for any legal purpose;

6.
To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020;

7.
To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020;

8.
To approve, on an advisory basis, the compensation philosophy, policies and procedures described in the section entitled Compensation Disclosure and Analysis ("CD&A"), and the compensation of Core Laboratories N.V.'s named executive officers as disclosed pursuant to the United States Securities and Exchange Commission's compensation disclosure rules, including the compensation tables;

9.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

WHO IS ENTITLED TO VOTE?

We are sending notice of the 2019 annual meeting to those shareholders who hold common shares at the close of business Eastern Daylight Time on March 15, 2019 in order to be able to comply with applicable electronic notification deadlines. As of March 15, 2019, there were 44,333,774 common shares outstanding. Our common shares are the only class of our capital stock outstanding and entitled to notice of and to vote at the annual meeting. Each outstanding common share (issued shares excluding common shares held by the Company) is entitled to one vote.

The March 15, 2019 date only determines who receives the electronic notice and does not determine who has the right to vote at the annual meeting. In order to be able to vote at the annual shareholder meeting, you will have to be a record holder of shares (or otherwise a person with voting rights with respect to shares) at the close of business Eastern Daylight Time on April 25, 2019. This latter date is considered to be the “day of registration” (“dag van registratie”) as referred to in the Dutch Civil Code and only holders of shares (or other persons with voting rights with respect to shares) on such date are entitled to vote. Under Dutch law, this latter date must occur exactly twenty-eight (28) days before the date of the annual meeting.

HOW DO I VOTE BEFORE THE MEETING?

If you are a registered shareholder, meaning that you hold your shares through an account with our transfer agent, Computershare, as of April 25, 2019, you can vote by mail, by completing, signing and returning the accompanying proxy card or you may vote online at www.proxyvote.com or by phone: +1-800-690-6903.

If you hold your shares, as of April 25, 2019, through an account with a bank or broker, you may vote by mail, online or by phone by following the directions that your bank or broker provides.

Given the time of the meeting in the Netherlands, in order for your mailed or on-line vote or vote cast by phone to be counted, it must be received on or before 5:00 p.m. Eastern Daylight Time on Wednesday, May 22, 2019. The official electronic voting results will be those reported by our vote tabulator, Broadridge Financial Solutions, in its final report upon the close of business Eastern Daylight Time on May 22, 2019. Any other proxies that are actually received in hand by our Secretary before the polls close at the conclusion of voting at the meeting will be voted as indicated.

MAY I VOTE AT THE MEETING?

If you are a registered shareholder as of April 25, 2019, you may vote your shares at the meeting if you attend in person. If you hold your shares as of April 25, 2019 through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

IF YOU PLAN TO ATTEND IN PERSON:

Attendance at the meeting is limited to shareholders as of the close of business Eastern Daylight Time on April 25, 2019 (and others with a statutory meeting right), Company management and Company advisors. Registration will begin at 8:00 a.m. CEST and the meeting will begin at 9:00 a.m. CEST on May 23, 2019. Each shareholder desiring to attend MUST bring proof of share ownership as of the "day of registration" (“dag van registratie”) as referred to in the Dutch Civil Code (which is April 25, 2019) with him/her to the meeting along with a valid form of identification. Examples of proof of share ownership include voting instruction statements from a broker or bank. In addition, you should register with the Company beforehand to indicate your plan to attend. Such registration may be made by contacting the Company's Secretary as described further in the proxy statement. Failure to comply with these requirements may preclude you from being admitted to the meeting.

CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote at any time before the polls close at the conclusion of voting at the meeting. You may revoke your proxy (1) by giving written notice to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040, at any time before the proxy is voted, (2) by submitting a properly signed proxy card with a later date, or (3) by voting in person at the annual meeting.

If you hold your shares through an account with a bank or broker, you may revoke your proxy by following the instructions provided to you by your bank or broker, or by obtaining a legal proxy from your bank or broker and voting in person at the annual meeting.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxies that are signed and returned but do not contain instructions will be voted "FOR" all proposals and in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

WHAT VOTE IS REQUIRED?

Under Dutch law and our Articles of Association, there is no specific quorum requirement for our annual meeting and the affirmative vote of a majority of votes cast is required to approve each of the proposals proposed by the Supervisory Board, except that in relation to agenda item nos. 4 and 7, a two-thirds majority of the votes cast is required to approve these proposals in the event less than 50% of the issued share capital is present or represented at the meeting. Our Articles of Association prohibit shareholders from acting by written consent, unless such written consent is unanimous and Dutch law does not allow a written consent at a lesser percentage.

Dutch law and our Articles of Association provide that common shares abstaining from voting will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast. A "broker non-vote" occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under applicable rules of the New York Stock Exchange ("NYSE").

WHO WILL BEAR THE EXPENSE OF SOLICITING PROXIES?

We will bear the cost of preparing and mailing proxy materials as well as the cost of soliciting proxies and will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of our common shares. The solicitation of proxies by the Supervisory Board will be conducted by mail and through the Internet. In addition, certain members of the Supervisory Board, as well as our officers and regular employees may solicit proxies in person, by facsimile, by telephone or by other means of electronic communication. We have retained Okapi Partners LLC to assist in the solicitation of proxies for a fee of $8,500 plus out-of-pocket expenses, which fee and expenses will be paid by the Company. In addition to solicitation of proxies, Okapi Partners LLC may provide advisory services as requested pertaining to the solicitation of proxies.

OWNERSHIP OF SECURITIES

Security Ownership by Certain Beneficial Owners and Management

The table below sets forth certain information, as of March 15, 2019, with respect to the common shares beneficially owned by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common shares;

•	each currently serving Supervisory Director;

•	each nominee for election as Supervisory Director;

•	each of our named executive officers; and

•	all Supervisory Directors and executive officers as a group (all eight of the current Supervisory Directors own shares of Company stock and the new nominee also owns shares of Company stock).

Name of Beneficial Owner (1)	Number of Common Shares Beneficially Owned	Percentage of Common Shares Outstanding (2)
WCM Investment Management (3)	4,912,229	11%
Clearbridge Investments, LLC (4)	4,805,188	11%
The Vanguard Group (5)	3,989,283	9%
BlackRock Inc. (6)	3,276,644	7%
Massachusetts Financial Services Company (7)	2,608,898	6%
David M. Demshur	394,548	*
Richard L. Bergmark	149,174	*
Monty L. Davis	113,168	*
Christopher S. Hill	13,655	*
Lawrence Bruno	6,290	*
Charles L. Dunlap	5,354	*
Jan Willem Sodderland	4,848	*
Margaret Ann van Kempen	3,093	*
Gregory Barnett	4,000	*
Lucia van Geuns	2,291	*
Martha Z. Carnes	1,492	*
Michael Straughen	800	*
All Supervisory Directors and executive officers as a group	698,713	2%
* Represents less than 1%.

(1)	Unless otherwise indicated, each person has sole voting power and investment power with respect to the common shares listed.

(2)	Based on 44,333,774 common shares outstanding as of March 15, 2019.

(3)
Based upon an Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2019, WCM Investment Management ("WCM") is deemed to be the beneficial owner of 4,912,229 shares. WCM has (i) sole voting power with respect to 4,891,791 shares, (ii) shared voting power with respect to 20,468 shares, (iii) sole dispositive power for 4,891,791 shares, and (iv) share dispositive power for 20,468 shares. WCM's current address is 281 Brooks Street, Laguna Beach, California 92651.

(4)
Based upon an Amendment No. 13 to Schedule 13G/A filed with the SEC on February 14, 2019, Clearbridge Investments, LLC ("Clearbridge") is deemed to be the beneficial owner of 4,805,188 shares. Clearbridge has sole voting power of 4,545,923 shares and sole dispositive power with respect to all of the shares it is deemed to beneficially own. Clearbridge's current address is 620 8th Avenue, New York, NY 10018.

(5)
Based upon an Amendment No. 6 to Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group ("Vanguard") is deemed to be the beneficial owner of 3,989,283 shares. Vanguard has (i) sole voting power with respect to 12,985 shares, (ii) shared voting power with respect to 5,400 shares, (iii) sole dispositive power for 3,974,928 shares and (iv) shared dispositive power for 14,355 shares. Vanguard's current address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based upon an Amendment No. 1 to Schedule 13G filed with the SEC on February 4, 2019, BlackRock, Inc. is deemed to be the beneficial owner of 3,276,644 shares. BlackRock's current address is 55 East 52nd Street, New York, NY 10055. Of the 3,276.644

shares beneficially owned by BlackRock, BlackRock has sole dispositive power with respect to all of its shares; however, BlackRock has sole voting power with respect to 3,204,293 of its shares.

(7)
Based upon Schedule 13G filed with the SEC on 2/13/2019, Massachusetts Financial Services Company ("MFS") is deemed to be the beneficial owner of 2,608,898 shares. MFS has sole voting power of 2,539,682 shares and sole dispositive power with respect to all of the shares it is deemed to beneficially own. MFS's current address is 111 Huntington Avenue, Boston, MA 02199.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Supervisory Directors, named executive officers and persons who own more than 10% of our common shares, among others, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of our common shares with the SEC and the NYSE. Such filers are required by SEC regulations to furnish us with copies of all such forms that they file.

Based solely on its review of reports and written representations that the Company has received, the Company believes that all required Section 16 reports were timely filed during 2018, with the exception of one Form 4 for our current Chief Financial Officer, Chris Hill, which was filed late in March 2018.

Equity Compensation Plan Information

We have two main incentive plans, our 2014 Long-Term Incentive Plan ("LTIP"), and our 2014 Nonemployee Director Stock Incentive Plan ("Director Plan"), both of which have been approved by our shareholders. The table below provides information regarding our equity compensation plans as of December 31, 2018.

	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by our shareholders
LTIP	522,786	—	954,552
Director Plan	19,002	—	537,086
Equity compensation plans not approved by our shareholders	—	—	—
Total	541,788	—	1,491,638

Performance Graph

The following performance graph compares the performance of our common shares to the Standard & Poor's 500 Index and the Philadelphia Oil Service Index ("OSX") for the period beginning December 31, 2013 and ending December 31, 2018. Core Lab is now an established member of the OSX, which includes a greater concentration of our most direct peers.

The graph assumes that the value of the investment in our common shares and each index was $100 at December 31, 2013 and that all dividends were reinvested. The stockholder return set forth below is not necessarily indicative of future performance. The following graph and related information is "furnished" and shall not be deemed "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the "Exchange Act") except to the extent that Core Laboratories specifically incorporates it by reference into such filing.

INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND DIRECTOR COMPENSATION

Board of Supervisory Directors

Set forth below as of March 15, 2019 is the biographical information for our Supervisory Directors who will serve following the annual meeting and their respective committee assignments following the meeting, including individuals who have been nominated for reelection or election as Class II Supervisory Directors. You may vote for each of the nominees, for one or more of the nominees or for none of the nominees.

Nominees for Class II Supervisory Directors (Term To Expire 2022)
Martha Z. Carnes

• Supervisory Director since 2016
• Chairman of Audit Committee
• Age: 58

Ms. Carnes retired from PricewaterhouseCoopers LLP (“PwC”) in June 2016, where she had a thirty-four year career with the firm. She was an Assurance Partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC’s Energy and Mining leader for the United States where she led the firm’s energy and mining assurance, tax and advisory practices. In these roles, she was responsible for leading the design and execution of the market and sector strategies, business development, compensation, professional development, succession planning, and client satisfaction. As an Assurance Partner, Ms. Carnes had vast experience with capital markets activities and was the lead audit partner on some of the largest merger and acquisition transactions completed in the energy sector. Ms. Carnes also served as one of PwC’s Risk Management Partners and was PwC’s United States representative on the firm’s Global

Communities Board. She is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Since September 1, 2017, she has served as a director of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. Since July 2017, Ms. Carnes has also served as a director of Matrix Service Company, a services company that provides engineering, fabrication, infrastructure, construction, and maintenance services primarily to the oil, gas, power, petrochemical, industrial, agricultural, mining and minerals markets, where she chairs the Audit Committee and is a member of the Compensation and Nominations and Governance Committees. Her financial expertise and experience in working with and auditing public companies in the energy industry, and her operational experience at PwC, a professional services firm, allow her to provide important insight to the Company.

Michael Straughen

• Supervisory Director since 2016
• Chairman of Compensation Committee and member of the Audit Committee
• Age: 69

Following an extensive career in oilfield services, Mr. Straughen retired from executive office at the end of 2014 and now has various non-executive positions. He currently serves on the boards of Glacier, an Aberdeen based offshore services company; the Glasgow based Denholm Oilfield Services Group; and ASCO, an Aberdeen based logistics support group. He was also on the board of GMS PLC, an Abu Dhabi based, but London listed, marine services company for three years until the end of 2016. Mr. Straughen’s last executive position was as an executive director of John Wood Group PLC, the UK’s leading oilfield services business, from 2007 to the end of 2014, where he served as Chief Executive of the Engineering Division, which had revenues of $1.8 billion and 10,000 employees. His responsibilities included P&L performance, HSSE, resourcing, customer relationships, strategy and growth. As an Executive Director of a publicly traded company, he also had responsibilities for corporate governance. From 1982 to 2007, he served in various roles, including as group managing director, with AMEC PLC, an international project management and engineering services provider. Mr. Straughen is a Chartered Engineer, has served on various industry bodies and is a mentor to small businesses. His extensive management experience in the oil and gas sector, as well as his diverse background, enable him to provide valuable insight on management, governance and strategic issues.

Gregory B. Barnett

• Proposed member of the Nominating, Governance and Corporate Responsibility Committee and the Compensation Committee
• Age: 57

Gregory B. Barnett is the founder of Envestment Capital, LLC, a privately held company that invests in entrepreneurs, energy and energy technologies, infrastructure and engineered manufacturing. He was founder of EnerCom, Inc., serving as its President from 1994 until 2017 when he sold the firm. EnerCom, Inc. is a management consulting firm serving a global oil and gas client base. In 2016, Forbes Magazine recognized EnerCom in its inaugural list of America’s Best Management Consulting firms. Based in Denver, the company provided client advice and solutions in the areas of strategic marketing, corporate structure and capital markets, corporate valuation, and corporate communication. For the period of 2005 to 2015, he was a founding partner and served as Chief Executive Officer of Strata Capital, Inc. a U.S. broker dealer that advised and raised capital for private oil and gas companies. Since 2013, he has served as an advisor to the executive management team and board of directors of Fortis Energy Services, a private oilfield services company with operating rigs and equipment in the Appalachian and Bakken basins, working directly with the company on growth initiatives, capital investments, revenue generation, and corporate brand building to produce top-tier performance metrics and increase the company’s valuation. In 2018, Mr. Barnett was added to the board of directors of Ubiterra, a private oilfield company delivering cloud-based technologies for geosteering, real-time drilling data and seismic storage. From 1988 to 1993, Mr. Barnett served in various management positions, including international accounting and investor relations at Maxus Energy Company, a NYSE-listed company listed on the Forbes 500 list. Between 1981 and 1987, he worked in banking, oil and gas and public accounting. Mr. Barnett earned a Bachelor of Business Administration degree from The University of Texas, Arlington and a Master of Business Administration from Daniels College of Business at the University of Denver. Mr. Barnett’s extensive management and work experience in the global oil and gas sector and his diverse educational background allow him to provide valuable insight on management and strategic issues. Mr.
Barnett owns 4,000 shares of the Company's stock.

Continuing Class I Supervisory Directors (Term to Expire 2020)

David M. Demshur

• Chief Executive Officer and Supervisory Director
since our Initial Public Offering ("IPO") in 1995
• Chairman of Supervisory Board since May 2001
• Age: 63

Since joining our Company in 1979, Mr. Demshur has held various operating positions, including Manager of Geological Sciences from 1983 to 1987, Vice President of Europe, Africa and the Middle East from 1989 to 1991, Senior Vice President of Petroleum Services from 1991 to 1994, President from 1994 until January 31, 2018, and Chief Executive Officer from 1994 to the present time. Mr. Demshur's extensive background with the Company and the diversity of experiences gained while in these leadership roles positions him to be an effective leader of our Company. Mr. Demshur is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists, the Petroleum Exploration Society of Great Britain and the Society of Core Analysts Section of the Society of Professional Well Loggers Association.

Jan Willem Sodderland

• Supervisory Director since 2011
• Member of Audit Committee and Lead Director
• Age: 77

Mr. Sodderland began his career as an attorney. He was a partner of NautaDutilh N.V. until 2006. In his practice, he built up considerable experience in assisting and advising companies in complicated takeovers, mergers and joint-ventures. His legal practice and service on boards of companies has given him broad, diversified exposure to best practices for corporate governance. Until recently, he served as chairman on the board of MUFG Bank (Europe) N.V. (previously known as Bank of Tokyo-Mitsubishi), which has its seat in Amsterdam. MUFG Bank (Europe) is part of Mitsubishi UFJ Financial Group, Inc., one of the world's largest and most diversified financial groups. Amongst others, he is also on the board of Pathé Theatres B.V. and Pathé Holding B.V. Pathé is a theatre company, active in France, the Netherlands, Switzerland and Belgium and is part of a group also engaged in film production and distribution. Until 2016 he was on the board of Du Pont de Nemours (Nederland) B.V., a manufacturer of specialty and industrial chemicals. Prior to his election to the Supervisory Board of the Company in 2011, Mr. Sodderland served as non-employee managing director and as non-employee director of other Dutch affiliates of the Company. Mr. Sodderland has served as our Lead Director since the 2017 annual meeting during sessions without Mr. Demshur.

Continuing Class III Supervisory Directors (Term to Expire 2021)

Lawrence Bruno

•	President and Chief Operating Officer

•	Supervisory Director since 2018

•	Age: 59

Mr. Bruno served as President of the Petroleum Services division, within our Reservoir Description segment from July 2015 through January 31, 2018. On February 1, 2018, he became the President of the Company, assuming that role from Mr. David Demshur, who will remain as the Company's Chairman and Chief Executive Officer. On January 1, 2019, he also assumed the position of Chief Operating Officer. Prior to being named as President of the Petroleum Services division in July 2015, Mr. Bruno was the General Manager of U.S. Rocks from 1999 to July 2015. Prior to joining the Company, he was employed at an oil and gas service company for 14 years before it was acquired by the Company in 1999. Mr. Bruno received a Master’s of Science degree in Geology in 1987 from the University of Houston. He has attended numerous investor conferences over the past few years enabling him to develop important relationships within the investment community.

Margaret Ann van Kempen

• Supervisory Director since 2012
• Member of Compensation Committee and Proposed Chairman of the Nominating, Governance and Corporate Responsibility Committee
• Age: 66

Ms. van Kempen has been the owner and managing partner of Van Kempen Public Relations & Public Affairs and Van Kempen Associates since 1997. She has extensive experience in strategic corporate communications and investor relations, with a focus on reputation and issue management. She has provided litigation PR and communications advice on a wide variety of issues in high profile cases in and outside the Netherlands. Her clients cover a range of sectors including banking, M&A, energy, telecommunications, information technology, professional services and fashion. From 1988 to 1995, she was Director European Affairs of Financial Times Television. Before that, she worked in government and semi-government organizations including the Foreign Trade Agency of the Ministry of Economic Affairs. Ms. van Kempen's background in corporate communications and knowledge of strategic investor relations, including her knowledge of such matters in Europe, allow her to provide unique insight to the Company particularly in light of our dual listing on the Euronext Amsterdam Stock Exchange.

Non-Executive Supervisory Director Compensation

The following table sets forth a summary of the compensation we paid to our non-executive Supervisory Directors in 2018. Supervisory Directors who are our full-time employees receive no compensation for serving as Supervisory Directors:

Supervisory Director Compensation
for Year Ended December 31, 2018

Name (1)	Fee Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Total ($)
Martha Z. Carnes	100,000	147,074	247,074
Charles L. Dunlap (4)	76,000	147,074	223,074
Lucia van Geuns (4)	67,000	147,074	214,074
Margaret Ann van Kempen	69,000	147,074	216,074
Jan Willem Sodderland	95,000	147,074	242,074
Michael Straughen	101,000	147,074	248,074

(1)
Messrs. Demshur and Bruno are not included in this table because they received no additional compensation for their service as Directors. The compensation earned by Messrs. Demshur and Bruno in 2018 is shown under "Information About our Named Executive Officers and Executive Compensation--Summary Compensation"

(2)
The amounts included in the "Stock Awards" column include the aggregate grant date fair value of the equity-based awards granted under the Restricted Share Award Program during 2018. This value was computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation--Stock Compensation, by discounting the share price on the date of grant by dividends expected to be paid during the term of the award. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2018 and are included in our annual report on Form 10-K.

(3)
Each of our non-executive Supervisory Directors had 2,722 restricted stock awards, granted in 2016 and 2018, and outstanding as of December 31, 2018. The 2017 award vested after a one-year period on April 1, 2018. The 2016 award vests after a three-year period on April 1, 2019 and the 2018 award vests after a one-year period on March 31, 2019.

(4)
Mr. Dunlap and Mme. van Geuns are not being nominated for re-election to the Board of Supervisory Directors at the 2019 annual shareholders' meeting and, therefore, will no longer serve on the Board of Supervisory Directors, effective as of the conclusion of the 2019 annual shareholder meeting.

Retainer/Fees
Each non-executive Supervisory Director will be paid the following amounts during fiscal 2019:

•	a base annual retainer, payable semiannually in arrears, in the amount of $55,000;

•	an additional annual retainer for the following positions:

◦	for our Lead Director, an additional $25,000;

◦	for our Audit Committee chairman, an additional $25,000;

◦	for our Compensation Committee chairman, an additional $20,000;

◦	for our Nominating, Governance and Corporate Responsibility Committee ("NGCR Committee") chairman, an additional $12,500;

•	$2,000 per meeting of the Supervisory Board at which the individual is present in person;

•	$2,000 per meeting for each committee meeting at which the individual is present in person; and

•	reimbursement for all out-of-pocket expenses incurred in attending any Supervisory Board or committee meeting.

Equity-Based Compensation

Effective April 1, 2015, we made a grant of restricted shares to the non-executive Supervisory Directors serving in 2015 in the amount of $150,000, divided by the closing price of the Company's stock on March 31, 2015, rounded upwards to the nearest whole share for a total of 1,436 shares each. The restricted shares vested, without performance criteria, on March 31, 2018.

Effective April 1, 2016, we made a grant of restricted shares to the non-executive Supervisory Directors serving in 2016 in the amount of $150,000, divided by the closing price of the Company's stock on March 31, 2016, rounded upwards to the nearest whole share for a total of 1,335 shares each. The restricted shares will vest, without performance criteria, at the end of a three-year vesting period that began on April 1, 2016 and will end on April 1, 2019.

Effective April 1, 2017, we made a grant of restricted shares to the non-executive Supervisory Directors serving in 2017 in the amount of $150,000, divided by the closing price of the Company's stock on March 31, 2017, rounded upwards to the nearest whole share for a total of 1,299 shares each. The restricted shares vested, without performance criteria, on April 1, 2018.

Effective April 1, 2018, we made a grant of restricted shares to the non-executive Supervisory Directors serving in 2018 in the amount of $150,000, divided by the closing price of the Company's stock on March 31, 2018, rounded upwards to the nearest whole share for a total of 1,387 shares each. The restricted shares will vest, without performance criteria, at the end of a one-year vesting period that began on April 1, 2018 and will end on March 31, 2019.

Outstanding awards granted to the current non-executive Supervisory Directors require the recipient's continued service as a director (other than termination of service due to death or disability) to the time of vesting for the recipient to receive the shares that would otherwise vest. In the event of an award recipient's death or disability prior to the last day of these vesting periods, his or her restricted shares would vest in accordance with the aforementioned vesting schedules. If an award recipient's service with us terminates (other than due to death or disability) prior to the last day of these vesting periods, his or her restricted shares would be immediately forfeited to the extent not then vested. In the event of a change in control (as defined in the 2014 Nonemployee Director Stock Incentive Plan (the "2014 Director Plan") prior to the last day of the aforementioned vesting periods and while the award recipient is in our service (or in the event of a termination of the award recipient's service upon such change in control), all of the award recipient's restricted shares will vest as of the effective date of such change in control.

As previously disclosed in prior proxy statements, the Supervisory Board approved a Board Succession Plan in 2011 (the "Board Succession Plan"), that was filed on Form 8-K on March 7, 2011. Under the Board Succession Plan, the awards of restricted shares to the Supervisory Directors who retired from the Board in accordance with the terms of the Board Succession Plan, were not forfeited, but remained eligible to vest in accordance with the vesting schedule of each year's award. As of December 31, 2018, the only former Supervisory Directors who have restricted share awards still outstanding are Messrs. Kearney and Ogren. Mr. Ogren retired effective as of the conclusion of the 2016 annual shareholder meeting, and Mr. Kearney retired effective as of the conclusion of the 2017 annual shareholder meeting.

Minimum Stock Ownership by Non-Executive Supervisory Directors
The Compensation Committee has established a requirement that non-executive Supervisory Directors must maintain equity ownership of Company stock, determined using the average price of the stock over the immediately preceding five years, in the minimum amount of five times the annual base retainer for the previous year. Non-executive Supervisory Directors will be allowed five years to achieve that minimum equity ownership level. All current Supervisory Directors are in compliance with the Compensation Committee's requirements.

Policy against Insider Trading
The Company has a written policy against insider trading that is applicable to all Supervisory Directors and other persons with access to material, non-public information about the Company. Such policy provides that entering into any derivative transaction which effectively shifts the economic risk of ownership to a third party (e.g., selling the stock short; entering into collars, floors, cap arrangements, or placing the stock on margin; etc.) is not allowed at any time.

2019 Non-Executive Supervisory Director Compensation
Each non-executive Supervisory Director serving in 2019 shall receive the same level of cash compensation in 2019 as received by Supervisory Board members in 2018 and described above under “Retainer/Fees" on page 13 of this proxy statement with the exception that the fee for the Lead Director is being increased from $20,000 to $25,000 and the fee for the Chairman of the Nominating, Governance and Corporate Responsibility Committee is being increased from $9,000 to $12,500.

In addition, effective on April 1, 2019, we will award each of our non-executive Supervisory Directors serving after the conclusion of the 2019 annual shareholders' meeting, an amount of restricted shares equal to $150,000 based on the closing price of the Company's stock on March 31, 2019, rounded upwards to the nearest whole share. The restricted shares will vest, without performance criteria, at the end of a one-year vesting period that will begin on April 1, 2019 and will end on April 1, 2020. This award will be subject to an agreement to be signed by each recipient.

Board Membership

The Company has a two-tier board structure consisting of a Management Board and a Supervisory Board, each of which must consist of at least one member under the Company's Articles of Association. Under Dutch law, the Supervisory Board's duties include supervising and advising the Management Board in performing its management tasks. The Supervisory Board currently consists of eight Supervisory Directors in three classes; however, following the 2019 annual meeting, the Board will consist of seven Supervisory Directors. The Supervisory Directors are expected to exercise oversight of management with the Company's interests in mind.

The Management Board's sole member is Core Laboratories International B.V. ("CLIBV"). As a Managing Director, CLIBV's duties include overseeing the management of the Company, consulting with the Supervisory Board on important matters and submitting certain important decisions to the Supervisory Board for its prior approval. CLIBV receives no remuneration for serving as the Company's Managing Director.

Board Structure

Mr. Demshur currently serves as the Company's Chief Executive Officer and as Chairman of the Supervisory Board ("Chairman of the Board"). Given the size of the Company, we believe our stakeholders are well served by having Mr. Demshur hold the Chief Executive Officer role along with being Chairman of the Board and that this is the most effective leadership structure for us at the present time. We also note that within our industry, the common practice is for the same person to hold both positions. We believe this structure has served us well for many years.

Mr. Sodderland has served as our Lead Director since the 2017 annual meeting. The Lead Director has leadership authority and responsibilities and sets the agenda for, and leads, all executive sessions of the independent directors, providing consolidated feedback, as appropriate, from those meetings to the Chairman of the Board. Mr. Sodderland has served on the Supervisory Board since 2011, and prior to that served as a non-employee managing director of the Company's sole managing director, CLIBV. He is deemed to be independent from the Company (according to applicable regulatory standards, as well as by shareholder advisory services such as ISS and Glass-Lewis), due to the fact that he has never been an employee of the Company or any affiliate and his service on the management board of the Company's sole management board, is the equivalent of serving as a Supervisory Director.

In its role in the risk oversight of the Company, the Supervisory Board oversees our stakeholders' interest in the long-term health and overall success of the Company and its financial strength, as well as the interests of the other stakeholders of the Company. The Supervisory Board is actively involved in overseeing risk management for the Company, and each of our Supervisory Board committees considers the risks within its areas of responsibilities. The Supervisory Board and each of our Supervisory Board committees regularly discuss with management our major risk exposures, their potential financial impact on us and the steps we take to manage them.

Effective as of the 2019 annual shareholders' meeting, the Board will be reduced from eight members to seven members.

Supervisory Director Independence

In connection with determining the independence of each Supervisory Director of the Company, the Supervisory Board inquired as to any transactions and relationships between each Supervisory Director and his or her immediate family and the Company and its subsidiaries, and reviewed and discussed the results of such inquiry. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that a Supervisory Director is independent, under the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Corporate Governance Code (the "Dutch Code"). Under the Dutch Code, the Supervisory Board is to be composed of members who are able to act critically and independently of each other and of the Management Board. With regard to Messrs. Barnett and Straughen and Mmes. Carnes and van Kempen, none have ever held any position with the Company or any of its affiliates apart from their service on the Supervisory Board and its committees and all qualify as independent under the NYSE Listed Company Manual section 303A.02. With regard to Mr. Sodderland, he served as a non-employee managing director of CLIBV, an affiliate of the Company, until his election to the Supervisory Board of the Company in May 2011, at which time he resigned from that position with CLIBV and his position as a non-employee director of other Dutch affiliates of the Company. He has qualified as independent under the NYSE Listed Company Manual section 303A.02 since 2014 and was deemed to be independent under the Dutch Code upon his re-appointment in 2017.

As a result of this review, after finding no material transactions or relationships among the following Supervisory Directors and the Company, the Supervisory Board affirmatively determined that each of Messrs. Barnett, Sodderland and Straughen as well as Mmes. Carnes and van Kempen are independent under the applicable standards described above.

Supervisory Board Meetings

The Supervisory Board held four meetings in 2018. All Supervisory Directors participated in 100% of the 2018 Supervisory Board meetings. All Supervisory Directors participated in 100% of the meetings in 2018 of all committees on which he or she serves. Under our Corporate Governance Guidelines, Supervisory Directors are expected to diligently fulfill their fiduciary duties to the Company, including preparing for, attending and participating in meetings of the Supervisory Board and the committees of which the Supervisory Director is a member. In 2018, all Supervisory Directors attended the annual shareholder meeting. With regard to the 2019 annual meeting, given that Mr. Dunlap and Ms. van Geuns will be retiring from the Board as of the conclusion of the meeting, we have decided it is not a productive use of resources to have them attend the meeting, so they will not be present, but the board nominee, Mr. Barnett, will attend the 2019 annual meeting.

Our non-executive Supervisory Directors meet separately in executive session without any members of management present. The Lead Director is the presiding Supervisory Director at each such session. If any of our non-executive Supervisory Directors were to fail to meet the applicable criteria for independence, then our independent Supervisory Directors would meet separately at least once a year in accordance with the rules of the NYSE.

Committees of the Supervisory Board

The Supervisory Board has three standing committees, the identities, memberships and functions of which are described below. Each Supervisory Director who is at the time "independent" and who has never served as a director of any affiliate of the Company may be considered for Committee assignment at any time during their term, as determined by the Supervisory Board. In accordance with the Dutch Code, any Supervisory Director who is at the time "independent", but who has previously served as a director of any affiliate of the Company, may be considered for Committee assignment, as determined by the Supervisory Board, at the earlier of: (a) five years after they last served as an affiliate director or (b) they are not classified as "non-independent" at the time of their nomination and election.

Audit Committee
The current members of the Audit Committee are Mme. Carnes (Chairman), and Messrs. Sodderland and Straughen. The Audit Committee's principal functions, which are discussed in detail in its charter, include making recommendations concerning the engagement of the independent registered public accountants, reviewing with the independent registered public accountants the plan and results of the engagement, approving professional services provided by the independent registered public accountants and reviewing the adequacy of our internal accounting controls. Each member of the Audit Committee is independent, as defined by Section 10A of the Exchange Act of 1934, as amended (the "Exchange Act") and by the corporate governance standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code. Each member of the Audit Committee is financially literate and Mme. Carnes qualifies as an audit committee financial expert under the rules promulgated pursuant to the Exchange Act. The Audit Committee held six meetings in 2018. A copy of the Audit Committee's written charter may be found on the Company's website at http://www.corelab.com/cr/governance. See "Audit Committee Report" below.

Compensation Committee
The current members of the Compensation Committee are Mr. Straughen (Chairman) and Ms. van Kempen. Following the conclusion of the 2019 annual meeting, and assuming his election to the Board, Mr. Barnett will join the Compensation Committee to serve with the other two existing members. The Supervisory Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRS Code"). For 2019, the Supervisory Board is not expecting any additional changes to the membership of the Compensation Committee.

The Compensation Committee's principal functions, which are discussed in detail in its charter, include a general review of our compensation and benefit plans to ensure that they are properly designed to meet corporate objectives. The Compensation Committee reviews and approves the compensation of our Chief Executive Officer and our senior executive officers, granting of awards under our benefit plans and adopting and changing major compensation policies and practices. The Compensation Committee also regularly discusses a succession plan for the Chief Executive Officer and other senior executive management. In addition to establishing the compensation for the Chief Executive Officer, the Compensation Committee reports its recommendations to the Supervisory Board for approval to review and approve awards made pursuant to our LTIP. Pursuant to its charter, the Compensation Committee has the authority to delegate its responsibilities to other persons. The Compensation Committee held three meeting in 2018.

The Compensation Committee periodically retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. The consultant reports directly to the committee, which pre-approves the scope of the work and the fees charged. The Compensation Committee communicates to the consultant the role that management has in the analysis of executive compensation, such as the verification of executive and Company information that the consultant requires. In 2016, the Compensation Committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") to perform a full executive compensation survey for 2017 executive and non-executive supervisory director compensation and such survey was also used for determining 2018 executive and non-executive supervisory director compensation, with input provided by Pearl Meyer. In 2018, the Compensation Committee similarly engaged Pearl Meyer to perform a full executive compensation survey for 2019 executive and non-executive supervisory director compensation.

The Compensation Committee operates under a written charter. A copy of the Compensation Committee charter may be found on the Company's website at http://www.corelab.com/cr/governance. See "Compensation Committee Report" below.

Nominating, Governance and Corporate Responsibility Committee
The current members of the NGCR Committee are Mr. Dunlap (Chairman) and Mme. van Geuns. Mr. Dunlap and Mme. van Geuns will retire from the Board of Supervisory Directors effective as of the conclusion of the 2019 annual shareholder meeting. For 2019, the Supervisory Board plans to appoint Margaret Ann van Kempen as chairman and Gregory Barnett to serve on the NGCR Committee following the 2019 annual meeting.

The NGCR Committee's principal functions, which are discussed in detail in its charter, include recommending candidates to the Supervisory Board for election as Supervisory Directors, recommending candidates to the Supervisory Board for appointment to the Supervisory Board's committees, reviewing and overseeing compliance with the Company's corporate governance and social responsibility policies; and leading the Supervisory Board in its annual review of the performance of the Supervisory Board, its committees and management. Each member of the NGCR Committee is independent as defined by the corporate governance standards of the NYSE. The NGCR Committee held two meetings in 2018.

The NGCR Committee operates under a written charter, which was updated in February 2014. A copy of the NGCR Committee Charter may be found on the Company's website at http://www.corelab.com/cr/governance.

Qualifications of Supervisory Directors

The NGCR Committee has the responsibility to make recommendations to the Board of Supervisory Directors of candidates for the Supervisory Board that the NGCR Committee believes will perform well in that role and maximize shareholder and stakeholder value. In considering suitable candidates for that position, the NGCR Committee considers, among other factors, the person's reputation, knowledge, experience, integrity, independence, skills, expertise, business and governmental acumen and time commitments. In addition to considering these factors on an individual basis, the NGCR Committee considers how these factors contribute to the overall variety and mix of attributes of our Supervisory Board as a whole so that the members of our Supervisory Board collectively possess the diverse knowledge and complementary attributes necessary to oversee our business. Supervisory Directors should be excellent representatives of the Company and be able to provide a wide range of management and strategic advice and be someone that the Company can count on to devote the required time and attention needed from members of the Supervisory Board. In the case of current Supervisory Directors being considered for re-nomination, the NGCR Committee will also take into account the Supervisory Director's tenure as a member of our Supervisory Board; the Supervisory Director's history of attendance at meetings of the Supervisory Board and committees thereof; the Supervisory Director's preparation for and participation in all meetings; and the Supervisory Director's contributions and performance as a member of the Supervisory Board.

Five of the seven members of the Supervisory Board who will serve following the 2019 annual meeting, assuming the election of Mr. Barnett and the re-election of Mr. Straughen and Ms. Carnes, are considered independent under applicable SEC, NYSE and Dutch Code standards. For this year's annual meeting and election, the NGCR Committee believes the candidates possess the characteristics outlined above and bring to the Supervisory Board valuable skills that enhance the Supervisory Board's ability to manage and guide the strategic affairs of the Company in the best interests of our shareholders and our other stakeholders.

A more complete description of the specific qualifications of each of our Supervisory Board members and of this year's nominees are contained in the biographical information section beginning on page 9 of this proxy statement.

Supervisory Director Nomination Process

The NGCR Committee, the Chairman of the Board, the Chief Executive Officer, or a Supervisory Director identifies a need to add a new Supervisory Board member that meets specific criteria or to fill a vacancy on the Supervisory Board. The NGCR Committee also reviews the candidacy of existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board. The NGCR Committee also considers recommendations for nominees for directorships submitted by shareholders as provided below:

•If a new Supervisory Board member is to be considered, the NGCR Committee initiates a search by seeking input from other Supervisory Directors and senior management, and hiring a search firm, if necessary. An initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Supervisory Board are identified by and/or presented to the NGCR Committee, which ranks the candidates. Members of the NGCR Committee review the qualifications of prospective candidate(s), and the Chairman of the Board, the Chief Executive Officer, and all other Supervisory Board members have the opportunity to review the qualifications of prospective candidate(s);
•Shareholders seeking to recommend Supervisory Director candidates for consideration by the NGCR Committee may do so by writing to the Company's Secretary at the address indicated on page 5 of this proxy statement, giving the recommended candidate's name, biographical data and qualifications. The NGCR Committee will consider all candidates submitted by shareholders within the time period specified under "Other Proxy Matters - Information About Our 2020 Annual Meeting; Shareholder Proposals and Shareholder Access" below;
•The NGCR Committee recommends to the Supervisory Board the nominee(s) from among the candidate(s), including existing members of the Supervisory Board whose terms are expiring and who may be eligible for reelection to the Supervisory Board, and new candidates, if any, identified as described above; and
•The nominee(s) are nominated by the Supervisory Board.

Related Person Transactions

Related person transactions have the potential to create actual or perceived conflicts of interest between the Company and its Supervisory Directors and named executive officers or their immediate family members. Under its charter, the Audit Committee is charged with the responsibility of reviewing with management and the independent registered public accountants (together and/or separately, as appropriate) insider and affiliated party transactions and potential conflicts of interest. The Audit Committee has delegated authority to review transactions involving employees, other than our named executive officers, to our general counsel. We identify such transactions by distributing questionnaires annually to each of our Supervisory Directors, officers and employees.

In deciding whether to approve a related person transaction, the following factors may be considered:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;

•	the business advantage the Company would gain by engaging in the transaction; and

•	an analysis of the significance of the transaction to the Company and to the related party.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and which are on terms as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee requires that there is a Company business interest supporting the transaction and the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities. The Audit Committee has adopted a written policy that governs the approval of related person transactions.

There were no transactions that occurred during fiscal year 2018 in which, to our knowledge, the Company was or is a party, in which the amount involved exceeded $120,000, and in which any director, director nominee, named executive officer, holder of more than 5% of our common shares or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

During 2018, no named executive officer served as:

•
a member of the compensation committee (or other Supervisory Board committee performing equivalent functions or, in the absence of any such committee, the entire Supervisory Board of Directors) of another entity, one of whose named executive officers served on our Compensation Committee;

•
a member of the compensation committee (or other Supervisory Board committee performing equivalent functions or, in the absence of any such committee, the entire Supervisory Board of Directors) of another entity, one of whose named executive officers served as one of our Supervisory Directors; or

•	a director of another entity, one of whose named executive officers served on our Compensation Committee or the board of directors of one of our subsidiaries.

Communications with Directors; Website Access to Our Corporate Documents

Shareholders or other interested parties can contact any Supervisory Director or committee of the Board of Supervisory Directors by directing correspondence to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040. Comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

Our Internet address is www.corelab.com. Our Corporate Governance Guidelines, Code of Ethics and Corporate Responsibility and the charters of our Supervisory Board committees are available on our website. We will also furnish printed copies of such information free of charge upon written request to our Investor Relations department (investor.relations@corelab.com).

We file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the SEC. We also file Annual Accounts and Semi-Annual Accounts with the Dutch regulator, the Autoriteit Financiële Markten ("AFM").

These reports are available free of charge through our website as soon as reasonably practicable after they are filed with the respective agency. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC and/or AFM rules. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our Company that we file electronically with the SEC.

Dutch Corporate Governance Code

The Dutch Corporate Governance Code contains principles of good corporate governance and best practice provisions. The Dutch Code emphasizes the principles of integrity, transparency and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by "best practice" provisions. Listed Dutch N.V. companies are required to disclose in their annual report how they intend to incorporate the principles of the Dutch Code or, where relevant, to explain why they do not. The Management and Supervisory Boards regularly monitor the Dutch Code and generally agree with its fundamental principles. As discussed above, the Company complies with U.S. corporate governance rules and, to the extent consistent therewith, the corporate governance principles of the Dutch Code. The Company intends to continue to monitor the developments in corporate governance and shall take such steps as it considers appropriate to further implement the provisions of the Dutch Code. Please see the report of the Management Board, a copy of which will be available for inspection at our offices in the Netherlands, located at Strawinskylaan 913, Tower A, Level 9, 1077 XX Amsterdam and on our Internet site at www.corelab.com for a discussion of our compliance with the Dutch Code.

Risk Assessment of Compensation Policies and Practices

We have assessed our compensation policies and practices and found that the compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee and our Supervisory Board are aware of the need to routinely assess our compensation policies and practices and will make a determination as to the necessity of this particular disclosure on an annual basis.

CORPORATE GOVERNANCE AND RESPONSIBILITY

Core Laboratories maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including Corporate Governance Guidelines, a Code of Ethics and Corporate Responsibility, and committee charters for the Audit, Compensation, and NGCR Committees of the Supervisory Board. The corporate governance page can be found at http://www.corelab.com/cr/governance.

The actions we are taking regarding corporate responsibility, are posted on our website, and in the form of our Annual Sustainability Reports, under the "Corporate Responsibility" link at http://www.corelab.com/cr/.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis ("CD&A") describes our executive compensation program as it relates to our Named Executive Officers ("NEOs"). This CD&A also summarizes the Compensation Committee's process for making pay decisions, as well as its rationale for specific decisions related to the 2018 performance year. Our NEOs for 2018 are listed below, along with the title that each NEO held during the 2018 year:

NEO	Position
David M. Demshur	Chairman and Chief Executive Officer (and former President)
Lawrence Bruno	President
Christopher S. Hill	Senior Vice President and Chief Financial Officer
Richard L. Bergmark	Executive Vice President (and former Chief Financial Officer)
Monty L. Davis	Senior Vice President and Chief Operating Officer

Certain executive positions and titles changed during or following the 2018 year.

Effective February 1, 2018, the role of the Company's President, held by David Demshur, was separated from Mr. Demshur's other roles and filled by Lawrence Bruno, formerly Vice President, Reservoir Description. Mr. Demshur has continued to serve as the Chairman and Chief Executive Officer of the Company.

As previously disclosed, Messrs. Bergmark and Davis notified the Company during 2018 of their intention to retire from the Company, effective December 31, 2018. Mr. Bergmark also elected to resign from his role as Chief Financial Officer, effective at the conclusion of the 2018 annual meeting of shareholders; however, Mr. Bergmark continued to serve as Executive Vice President until his retirement. Mr. Hill was named Senior Vice President and Chief Financial Officer when Mr. Bergmark resigned from his role as Chief Financial Officer on May 24, 2018.

Effective January 1, 2019, Lawrence Bruno, the Company's current President, also began serving as the Chief Operating Officer.

Executive Summary

2018 Business Achievements
Over the course of our 23 years as a publicly-traded company, we have posted an annualized compounded shareholder return of 14.5%, according to Bloomberg Financial, compared to the S&P 500, which was up 8.5% compounded annually over that period. See "Ownership of Securities - Performance Graph" on page 8 of this proxy statement for a graph that compares our five-year cumulative total shareholder return to the S&P 500 Index and the Philadelphia Oil Services Index ("OSX").

In addition, during 2018, we continued to produce strong relative and absolute results in several areas:

•
Based on Bloomberg's calculations using the latest comparable data available, our return on invested capital ("ROIC") was the highest of the Bloomberg Oil and Gas Services Comp Group ("Comp Group"). Moreover, our ROIC exceeded the Comp Group average ROIC by approximately 19.3 percentage points;

•	Revenue growth of 8% for the year was at the 60th percentile of the Comp Group;

•	Operating margin of 18% was at the 70th percentile of the Comp Group;

•	EPS growth of 16% was at the 50th percentile of the Comp Group;

•
Safety performance was the highest to date with achieving the fewest total accidents and a record low TRIR of 0.45, a 4% improvement over 2017. From 2015 to 2018, safety gains have been driven by exceptional efforts recording the four best safety results in Company history while maintaining industry low TRIR's below 0.50;

•
We improved our ranking/score/standing on several key sustainability indexes and have been awarded inclusion in additional sustainability related indices in 2018. This reflects our emphasis on producing long-term profitable growth in a sustainable and responsible manner.

Compensation Actions
During 2018-2019, our executive compensation decisions included:

•
Increasing base salaries of the NEOs for 2019 to reflect market trends and, in the case of the President and Chief Operating Officer ("COO") and the new Chief Financial Officer, increased responsibilities;

•
Approving annual cash incentive compensation for 2018 performance at 70.0% of the maximum for each NEO; however, the decision whether the earned 2018 cash incentive bonuses would be paid is at the discretion of the Chairman of the Supervisory Board, who has decided that 2018 cash incentive bonuses will not be paid to the NEOs; and

•	Continuing to grant NEOs equity exclusively in the form of performance share awards for 2018 and 2019.

2018 "Say-on-Pay" / Shareholder Engagement
Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. We also consider the feedback we receive from our major shareholders, which we solicit in various ways to include face to face meetings during the year. At the 2018 annual meeting, almost 94% of the votes cast supported our executive compensation program. We believe that this strong level of shareholder support reinforces the Committee's view that our compensation program remains aligned with the best interests of our shareholders.

Best Compensation Governance Practices & Policies
Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives' interests with those of our stakeholders:

WHAT WE DO		WHAT WE DO NOT DO
✓	Significant emphasis on performance-based, "at-risk" compensation	✗	No non-performance-based incentive awards
✓	Incentive awards that are based on both absolute and relative performance results	✗	No hedging transactions by executive officers or directors
✓	Equity award grants subject to three-year performance periods to promote retention	✗	No significant perquisites
✓	Retain independent compensation consultant	✗	No "single trigger" change in control cash severance benefits
✓	Share ownership guidelines (for executives and directors)	✗	Core Lab stock may not be margined by executive officers or directors

What Guides Our Executive Compensation Program

Compensation Philosophy and Objectives
Our executive compensation program is designed to create a strong financial incentive for our NEOs to maximize ROIC, as well as other financial and operational metrics, which we believe leads to long-term sustainable growth in stakeholder value. Our compensation philosophy is driven by the following guiding principles and objectives:

Guiding Principle	Objective
Pay for Performance	Drive performance relative to our financial goals which are designed to achieve shareholder returns and long-term value for our owners
Competitiveness	Provide compensation at levels that will attract, motivate, and retain highly-qualified executives who are focused on the long-term best interests of our shareholders
Stakeholder Alignment	Reinforce a culture of ownership and long-term commitment to sustainable shareholder value creation through alignment of Corporate, Environmental and Social Governance

The Core Elements of Compensation
The core elements of executive compensation are summarized in the table below:

Element	Form	What It Does	How It Links to Performance
Base Salary	Cash (Fixed)	Provides a competitive rate relative to similar positions in the oilfield services industry and other service-based industries, and enables the Company to attract and retain critical executive talent	• Based on job scope, level of responsibilities, experience, tenure and market levels
Annual Cash Incentive Plan	Cash (Variable)	Focuses executives on achieving annual financial and operational goals that drive long-term stockholder value
• Payouts: 0% to 220% of target, based on results against pre-established, relative and absolute goals
• Financial Metrics: Growth in Revenue, Operating Margin and Earnings Per Share (EPS)
• Non-Financial Metrics: Combined Safety and Environmental, Social and Governance (ESG)

Long-Term Incentive Plan (LTIP)	Equity (Variable)	Provides incentives for executives to execute on longer-term financial/strategic growth goals that drive value creation and support the Company's retention strategy	• Awards vest based on performance achievements relative to Comp Group for the performance period (see page 26) • Financial Metric: Return on Invested Capital (ROIC)

Pay Mix
The charts below show the target compensation of our Chief Executive Officer ("CEO") and our other NEOs for fiscal 2018. These charts illustrate that a majority of NEO compensation is performance-based and variable (86% for our CEO and an average of 80% for our other NEOs). We view each compensation element as a different means of encouraging and promoting performance. These elements are designed to work in tandem, not against each other. The weighting of these compensation components is consistent with the market and puts a material, significant portion of the executives' total direct compensation "at risk" if Company performance declines.

The Role of the Compensation Committee
Our Compensation Committee's principal functions include conducting periodic reviews of the compensation and benefits programs to ensure that they are properly designed to meet corporate objectives, overseeing of the administration of the cash incentive and equity-based plans and developing the compensation program for the Supervisory Directors.

The Compensation Committee generally focuses on compensation structures designed to reflect the normal market range (between the 25th to 75th percentiles), which gives the Compensation Committee the ability to set compensation that reflects Company and individual performance. We believe that maintaining compensation in the normal market range of our peer group minimizes competitive disadvantage while at the same time fairly compensating our NEOs for meeting our corporate goals. The Compensation Committee uses a range of compensation targets so as to respond better to changing business conditions, manage salaries and incentives more evenly over an individual's career, and minimize potential for automatic increases in salaries and incentives that could occur with inflexible and narrow competitive targets. The Compensation Committee links a significant portion of each executive's total compensation to accomplishing specific, measurable results based on both company and individual performance intended to create value for shareholders in both the short- and long-term. Only executives with performance exceeding established targets may exceed the market median in total compensation due to incentive compensation.

The Role of Management
Our CEO provides recommendations to the Compensation Committee in its evaluation of our other NEOs, including recommendations of individual cash and equity compensation levels for each of the NEOs. Mr. Demshur relies on his personal experience serving in the capacity of CEO with respect to evaluating the contribution of our other NEOs, as well as publicly- available information for comparable compensation guidance as the basis for his recommendations to the Compensation Committee. Mr. Demshur does not participate in discussions regarding his own pay.

The Role of the Independent Compensation Consultant
Our Compensation Committee periodically retains a consultant to provide independent advice on executive compensation matters and to perform specific project-related work. The Compensation Committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer") to provide information on pay levels and program design for 2018. Pearl Meyer has reported to and acted at the direction of the Compensation Committee. In connection with its engagement of Pearl Meyer, based on the information presented to it, the Compensation Committee assessed the independence of Pearl Meyer pursuant to applicable SEC and NYSE rules and concluded that the firm’s work for the Compensation Committee did not raise any conflict of interest for 2018.

The Role of Market Compensation Analysis
The Compensation Committee reviews several sources as a reference for determining competitive total compensation packages. For 2018 executive compensation recommendations, the Compensation Committee reviewed and considered Pearl Meyer's evaluation and analysis of compensation survey data from multiple general industry and industry-specific sources.

In addition, the Compensation Committee reviewed proxy statement data from a peer group of companies (see below). These analyses were used to determine the NEOs' base salary, annual incentive targets and long-term equity awards (100% performance-based) for 2018.

Selecting the Peer Group
The Compensation Committee, with the assistance of Pearl Meyer, developed a peer group of companies to be used for compensation comparison purposes. The peer group consists of publicly traded oilfield services companies comparable in size to our company in terms of annual revenues and the value of ongoing operations. The following companies comprise our compensation peer group for NEO compensation for 2018:

Baker Hughes, a GE Company	Fugro NV	RPC, Inc.
CARBO Ceramics, Inc.	Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.
Dril-Quip, Inc.	Nabors Industries Ltd	Technip FMC plc
Ensco plc	Oceaneering International, Inc.	Weatherford International plc
Forum Energy Technologies, Inc.	Oil States International, Inc.	Wood Group (John) plc
Franks International N.V.

In addition, the Compensation Committee reviewed the incentive trends at the following company of interest which was not included in our group for compensation comparisons due to relative financial size considerations:

Schlumberger, Ltd.

The Compensation Committee also periodically reviews the composition of our compensation peer group, the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate compensation levels for our NEOs.

2018 Compensation Program Details

Base Salary
Base salary is the fixed annual compensation we pay to an executive for performing specific job responsibilities. It represents the minimum income an executive may receive in any given year. We target annual base salaries to result in annual salaries in the normal market range of our peer group for executives having similar responsibilities. The Compensation Committee may adjust salaries based on its annual review of the following factors:
•the individual's experience and background;
•the individual's performance during the prior year;
•the benchmark salary data;
•the general movement of salaries in the marketplace; and
•our financial and operating results.

As a result of these factors, a particular executive's base salary may be above or below the median of our peer group at any point in time. The table below shows base salaries for each of our NEOs for the years ending December 31, 2018 and 2017 (for executives that were also NEOs during the 2017 year). It also shows their base salaries that were approved by the Compensation Committee for 2019.

Name of Executive	2019 ($)	2018 ($)	2017 ($)
David M. Demshur	1,040,000	1,008,863	979,479
Lawrence Bruno	531,000	425,000	—
Christopher S. Hill	365,000	335,000	—
Richard L. Bergmark	—	539,600	523,881
Monty L. Davis	—	539,600	523,881

Annual Cash Incentives
All our NEOs participate in our annual cash incentive plan. Under this plan, each NEO is assigned a target and a maximum bonus expressed as a percentage of his base salary. The target bonus percentage and maximum bonus percentage for each of our NEOs for 2018 is set forth in the table below. Target and maximum opportunities for Messrs. Demshur, Bergmark and Davis were unchanged from 2017.

			Award Percentages
Name of Executive	Title		Target		Maximum
David M. Demshur	Chairman and Chief Executive Officer (and former President)		110%	-	220%
Lawrence Bruno	President	*	75%	-	150%
Christopher S. Hill	Senior Vice President and Chief Financial Officer	*	N/A	-	N/A
Richard L. Bergmark	Executive Vice President (and former Chief Financial Officer)		75%	-	150%
Monty L. Davis	Senior Vice President and Chief Operating Officer		75%	-	150%
* Note that for 2019, Mr. Bruno's target award opportunity will increase to 90% of base salary based on his expanded role and responsibilities and Mr. Hill's target award opportunity will be 75% of base salary. The maximum award opportunity for both Messrs. Bruno and Hill will be 180% and 150%, respectively, for 2019.

The maximum award opportunity is established as a percentage of salary for each NEO based upon a review of the competitive data for that officer's position, level of responsibility and ability to impact our financial success. The Compensation Committee designs these awards so that cash incentive compensation will approximate the market range when individual and corporate strategic objectives are achieved and will exceed the market median when performance plans are exceeded. Annual incentive awards are designed to put a significant portion of total compensation at risk. NEOs are eligible for an incentive cash award to the extent that the Company achieves certain relative and absolute performance goals.

The Compensation Committee has set performance goals that are consistent with the Company's business strategy and focus on creating long-term shareholder value. Performance is assessed based on the achievement of specific financial measures, safety metrics, operating objectives, and environmental, social and governance goals. The Compensation Committee may also consider individual contributions to performance results.

Relative Performance
Relative performance accounts for 75% of the potential annual cash incentive award and is based on the achievement of three different financial performance metrics as compared to the Comp Group:

Metric	Description	Weighting
Revenue	Compare the change in the Company's annual revenue to the Comp Group's change in annual revenue over the same period	25%
Operating Margin	Compare the change in the Company's margins to the Comp Group's change in margins over the same period	25%
EPS	Compare the change in the Company's annual EPS to the Comp Group's change in annual EPS over the same period	25%

Relative performance is assessed after the end of the year. Bloomberg data is analyzed on a trailing four-quarter period for the Comp Group as published by Bloomberg for the period ending with the third quarter of the current year. This data is used to determine the Company’s performance as a percentile of the Comp Group for each metric, which is then ranked. A ranking at the top of the list will be assigned a ranking of being in the 100th percentile.

For each metric, the NEOs can achieve a maximum score of 25 and a minimum score of 12.5 for a ranking between the 100th and the 50th percentiles, respectively. For example, if the Company’s ranking for change in revenue compared to the Comp Group’s change in revenue is at the 75th percentile level, then the revenue metric would receive a score of 18.75. Scores will be interpolated on a straight-line basis from the 50th percentile to the 100th percentile. A score of zero will be applied to any ranking below the 50th percentile.

Absolute Performance
Absolute performance accounts for 25% of the annual incentive award. The Compensation Committee evaluates the Company’s progress in improving on a collective basis, year-over-year, in the areas of safety and ESG. The Compensation Committee will base its determination primarily on relevant objective third-party reports and may award up to 25% of the maximum bonus possible depending on the Company’s overall improvement in these areas. If the Compensation Committee determines that overall the

Company’s performance at the end of a year, on a year-over-year basis, has declined, it may award as little as zero (0) bonus for this metric.

2018 Results
For 2018, our performance results were as follows:

Metric	Weighting	Ranking	Score
Revenue	25%	60th percentile	15.00
Operating Margin	25%	70th percentile	17.50
EPS	25%	50th percentile	12.50
Sub-Total Relative Score			45.00

Absolute Performance	25%		25.00
Total Score			70.00

Based on the financial performance results and individual achievements, the Compensation Committee approved the annual incentive awards for 2018 as shown in the next table. The decision whether these earned 2018 cash incentive bonuses will be paid shall be at the discretion of the Chairman of the Supervisory Board.

	Award Percentages			Award Payouts ($)
Name of Executive	Target	Maximum	Actual (1)	Target	Maximum	Actual (1)
David M. Demshur	110%	220%	154%	1,109,750	2,219,499	1,553,649
Lawrence Bruno	75%	150%	105%	318,750	637,500	446,250
Christopher S. Hill	N/A	N/A	N/A	N/A	N/A	N/A
Richard L. Bergmark	75%	150%	105%	404,700	809,400	566,580
Monty L. Davis	75%	150%	105%	404,700	809,400	566,580
(1) Award percentages are calculated as a percent of salary; payouts under the Company's annual cash incentive compensation for 2018 performance were awarded at 70% of the maximum. See the section entitled "--2018 Results" below for additional details regarding 2018 performance. Thus, the numbers in this column reflect 70% of the award amount percentage between the Target and the Maximum.

Equity Incentive Compensation
We currently administer long-term incentive compensation awards through our LTIP. Under the LTIP, our NEOs are eligible for performance-based restricted shares.

Our Compensation Committee, based on recommendations from our CEO (other than with respect to awards for himself), determines the amount of each NEO's grant by periodically reviewing competitive market data and each NEO's long-term past performance, ability to contribute to our future success, and time in the current job. The Compensation Committee considers the risk of losing the executive to other employment opportunities and the value and potential for appreciation in our shares. The number of shares previously granted or vested pursuant to prior grants is not typically a factor in determining subsequent share grants to an NEO. The Compensation Committee considers the foregoing factors together and determines the appropriate magnitude of the award.

The Compensation Committee shall set a minimum vesting period for any time-based vesting Award at three (3) years and a minimum vesting period for any performance-based vesting Award at one (1) year; however, such vesting schedules may be designed to vest in installments if an Award is for longer than the minimum periods, but the Award may not vest in installments shorter than one (1) year.

Performance Share Award Program ("PSAP")

PSAP shares vest if we achieve certain performance goals generally over a three-year period, which allow us to compensate our employees as we meet or exceed our business objectives.

PSAP Awards Generally
Under the PSAP, our NEOs are awarded rights to receive a pre-determined number of common shares if certain performance targets are met at the end of a three-year performance period and as specified in the applicable agreements. Awards vest at the end of each three-year Performance Period. The amount of performance-based equity incentive compensation awarded to the CEO for 2018 and 2019 is five times his prior year base salary. The amount of performance-based equity incentive compensation awarded to the other NEOs serving in 2018 was three and three-quarters times their prior year base salary. The amount of performance-based equity incentive compensation awarded to the other NEOs serving in 2019 will be four times his 2019 base salary for Mr. Bruno and three times his 2019 base salary for Mr. Hill. These award guidelines reflect the market range for long-term incentive awards if the performance measures are met.

Starting with grants of restricted performance shares made in 2017, 50% of the restricted performance shares granted will vest only upon the Company's ROIC being in the top 50th percentile of ROIC among a Bloomberg Peer Group of comparably sized companies ("Bloomberg Peer Group"), which peer group we use in the current incentive plan, 100% of the award will vest if the Company is in the top 75th percentile of ROIC of the Bloomberg Peer Group and 150% of the award will vest if the Company is in the top 100th percentile (the top performing company) of ROIC of the Bloomberg Peer Group. The award will be interpolated on a straight line basis from the 50th percentile to the 100th percentile. If the minimum criterion is not met, then no shares shall vest and the award shall be forfeited.

The PSAP shares are unvested and may not be sold, assigned, pledged, hedged, margined or otherwise transferred by an award recipient until such time as, and then only to the extent that, the restricted performance shares have vested. In the event of a change in control (as defined in the LTIP) prior to the last day of the Performance Period, all of the award recipient's restricted performance shares will vest as of the effective date of such change in control, as measured using the actual result of the Performance Criteria as of the most recent quarter-end. If the NEO dies or is disabled, is terminated by the Company without cause or voluntarily retires from the Company on or after having reached the age of 64, then the outstanding PSAP grants will not terminate but will vest only upon the end of the respective Performance Period and only to the extent the Performance Criteria are met.

2016 PSAP Awards
On February 16, 2016, we made grants of 95,515 restricted performance shares to our 2016 NEOs for 2016. The three-year Performance Period that began on January 1, 2016 and ended December 31, 2018.

The 2016 PSAP awards to the executives who were NEOs on the grant date were as follows:

Name of Executive	Amount of Award Subject to Top Decile Vesting Requirement for 80% of the Award (in Shares)	Amount of Award Subject to Top Performer Vesting Requirement for 20% of the Award (in Shares)	Total Award of 100% (in Shares)
David M. Demshur	42,396	10,599	52,995
Richard L. Bergmark	17,008	4,252	21,260
Monty L. Davis	17,008	4,252	21,260

Based upon the actual performance results, the 2016 PSAP awards fully vested at 100% of the award on Monday, December 31, 2018.

2017 PSAP Awards
On February 14, 2017, we made grants of 75,808 PSAP shares to our 2017 NEOs for 2017. The three-year Performance Period began on January 1, 2017 and will end on December 31, 2019.

The 2017 PSAP awards to the executives who were NEOs on the grant date were as follows:

Name of Executive	Target Award (in Shares)	Amount to vest if CLB in Top 50th Percentile of ROIC at end of 2017 Performance Period (in Shares)	Additional amount to vest if CLB in Top 75th Percentile of ROIC at end of 2017 Performance Period (in Shares)	Additional amount to vest if CLB is Top Performer of ROIC at end of 2017 Performance Period (in Shares)	Maximum possible award of 150% (in shares)
David M. Demshur	39,400	19,700	19,700	19,700	59,100
Richard L. Bergmark	15,804	7,902	7,902	7,902	23,706
Monty L. Davis	15,804	7,902	7,902	7,902	23,706

On February 14, 2017, at the time of the 2017 PSAP Award, Messrs. Bruno and Hill were not NEOs. Messrs. Bruno and Hill were each awarded 2,400 PSAP shares on February 14, 2017, which will vest if we are in the top 75th percentile of ROIC compared to the Bloomberg Comp Group on December 31, 2019, the end of the three-year 2017 Performance Period.

2018 PSAP Awards
On February 13, 2018, we made grants of 92,048 restricted performance shares to our 2018 NEOs for 2018. The three-year Performance Period began on January 1, 2018 and will end on December 31, 2020.

The 2018 PSAP awards to the executives who were NEOs on the grant date were as follows:

Name of Executive	Target Award (in Shares)	Amount to vest if CLB in Top 50th Percentile of ROIC at end of 2018 Performance Period (in Shares)	Additional amount to vest if CLB in Top 75th Percentile of ROIC at end of 2018 Performance Period (in Shares)	Additional amount to vest if CLB is Top Performer of ROIC at end of 2018 Performance Period (in Shares)	Maximum possible award of 150% (in shares)
David M. Demshur	42,038	21,019	21,019	21,019	63,057
Lawrence Bruno	13,682	6,841	6,841	6,841	20,523
Richard L. Bergmark	16,864	8,432	8,432	8,432	25,296
Monty L. Davis	16,864	8,432	8,432	8,432	25,296

On February 13, 2018, at the time of the 2018 PSAP Award, Mr. Hill was not an NEO. Mr. Hill was awarded 2,600 PSAP shares on February 13, 2018, which will vest if we are in the top 75th percentile of ROIC compared to the Bloomberg Comp Group on December 31, 2020, the end of the three-year 2018 Performance Period.

2019 PSAP Awards
On February 12, 2019, we made grants of 119,710 restricted performance shares to our NEOs serving in 2019. The three-year Performance Period began on January 1, 2019 and will end on December 31, 2021.

The 2019 PSAP awards to the executives who were NEOs on the grant date were as follows:

Name of Executive	Target Award (in Shares)	Amount to vest if CLB in Top 50th Percentile of ROIC at end of 2019 Performance Period (in Shares)	Additional amount to vest if CLB in Top 75th Percentile of ROIC at end of 2019 Performance Period (in Shares)	Additional amount to vest if CLB is Top Performer of ROIC at end of 2019 Performance Period (in Shares)	Maximum possible award of 150% (in shares)
David M. Demshur	73,202	36,601	36,601	36,601	109,803
Lawrence Bruno	30,822	15,411	15,411	15,410	46,232
Christopher S. Hill	15,686	7,843	7,843	7,842	23,528

Executive Compensation Policies

Stock Ownership Requirements
Alignment with shareholder interests is reflected in current stock ownership among the NEOs. They reflect a significant personal investment in us by the same executives responsible for determining the future success of the organization and the return to shareholders. The CEO is required to own our common shares equal in value to at least five times his annual base salary and the other NEOs are required to own common shares equal in value to at least three times their annual base salary. NEOs have five years from the date they become an NEO to comply with these guidelines. As of December 31, 2018, Messrs. Demshur, Bergmark and Davis were in compliance with their share ownership requirements, and Messrs. Bruno and Hill had not yet completed the initial compliance period. Messrs. Bergmark and Davis retired from the Company effective December 31, 2018.

Securities Trading Policy
We prohibit officers and certain other managers from trading our securities on the basis of material, non-public information or "tipping" others who may so trade on such information and from trading in our securities without obtaining prior approval from our General Counsel. If a manager or officer does not have inside information that is material to the business, such officer or manager may trade immediately following quarterly earnings press releases during an Allowed Trading Window. Any exceptions must be requested in writing and signed by our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or our General Counsel. Core Lab stock may not be margined and, further, any derivative transaction which effectively shifts the economic risk of ownership to a third party is not allowed at any time by our NEOs and managers unless approved by the Compensation Committee.

Health and Welfare Benefits
We offer a standard range of health and welfare benefits to all employees, including our NEOs. These benefits include medical, prescription drug, and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance and flexible spending accounts. Our plans do not discriminate in favor of our NEOs.

401(k)
We offer a defined contribution 401(k) plan to substantially all of our employees in the United States. We provide this plan to assist our employees in saving some amount of their cash compensation for retirement in a tax efficient manner. Participants may contribute up to 60% of their base and cash incentive compensation, subject to the current limits under the IRS Code. We provide safe harbor matching contributions under this plan up to the first 4% of the participant's compensation and may make additional discretionary contributions. For plan year 2018, due to the oil and gas sector market conditions, we determined that we would not make a discretionary contribution to the 401(k) plan for any eligible employee, including our NEOs.

Deferred Compensation Plan
Through our subsidiary, Core Laboratories LP, we have adopted a nonqualified deferred compensation plan that permits certain employees, including our NEOs, to elect to defer all or a part of their cash compensation (base, annual incentives and/or commissions) from us until the termination of their status as an employee. Participating employees are eligible to receive a matching deferral under the nonqualified deferred compensation plan that compensates them for contributions they could not receive from us under the 401(k) plan due to the various limits imposed on 401(k) plans by the U.S. federal income tax laws.

Discretionary employer contributions may also be made on behalf of participants in the plan and are subject to discretionary vesting schedules determined at the time of such contributions. Vesting in employer contributions is accelerated upon the death or disability of the participant or a change in control. Discretionary employer contributions under the plan are forfeited upon a participant's termination of employment to the extent they are not vested at that time. We made discretionary employer contributions to the nonqualified deferred compensation plan on behalf of Mr. Bergmark and Mr. Hill with respect to the 2018 year.

Supplemental Executive Retirement Plans
In 1998, based on our review of post-retirement compensation provided by various companies in the oilfield services industry, we adopted the Core Laboratories Supplemental Executive Retirement Plan, as amended, referred to as the "Group SERP". This plan was established to provide additional retirement income for certain of our then-executive officers and death benefits to the officers' designated beneficiaries as a reward for the NEOs' prior contributions and future efforts to our success and growth. David Demshur and Richard Bergmark were participants in the Group SERP during 2018. Please read "Information About Our Named Executive Officers and Executive Compensation - Post-employment Benefit Plans - Group SERP" for more information about the Group SERP.

In 1999, based on our review of post-retirement compensation provided by various companies in the oilfield services industry, we adopted a Supplemental Executive Retirement Plan, as amended, for Monty L. Davis, which is referred to as the "Individual

SERP." The terms of the Individual SERP are similar to that of the Group SERP except that the amount of the retirement benefit is determined using a formula that takes into consideration the participant's compensation, years of employment, and a five-year vesting schedule. Please read "Information About Our Named Executive Officers and Executive Compensation - Post-employment Benefit Plans - Individual SERP" for more information about the Individual SERP.

Other Perquisites and Personal Benefits
We do not offer any perquisites or other personal benefits to any executive with a value over $10,000 beyond those discussed within this proxy and specifically in the table "Summary Compensation for the Years Ended December 31, 2016, 2017 and 2018" and the supplemental table titled "All Other Compensation from Summary Compensation Table" within this proxy statement.

We believe in the importance of providing attractive intangible benefits to all employees such as open and honest communications, ethical business practices, and a safe work environment.

Deductibility of Compensation Over $1 Million
Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted per covered employee to $1 million per taxable year. For 2017 and prior years, covered employees for this purpose included our Chief Executive Officer and the three next most highly compensated executive officers (other than the Chief Financial Officer) required to be reported as named executive officers, although any compensation that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation applies to compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception for qualified performance-based compensation. For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1 million annual deduction limitation.
The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy, and will consider the tax law changes. The Committee reviews each material element of compensation on a continuing basis to determine whether deductibility can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.

Employment Agreements and Change in Control Agreements

We maintained employment agreements with Messrs. Demshur, Bergmark and Davis in 2018 to ensure they would perform their roles for an extended period. These agreements are described in greater detail in "Information About Our Named Executive Officers and Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements." These employment agreements generally provide for severance compensation to be paid if the employment of these individuals is terminated under certain conditions, such as following a change in control, termination by the individual for any reason or termination by us for any reason other than upon their death or disability, for "cause" or upon a material breach of a material provision of his employment agreement (as defined in the employment agreements). Messrs. Bergmark and Davis retired from the Company effective December 31, 2018. Mr. Demshur's employment agreement remains in effect for 2019.

We have entered into employment agreements with Messrs. Bruno and Hill effective March 1, 2019. These employment agreements generally provide for severance compensation to be paid if the employment of these individuals is terminated under certain conditions, such as following a change in control, termination by the individual for good reason or termination by us upon their death or disability, for "cause" or upon a material breach of a material provision of his employment agreement (as defined in the employment agreements).

Change in Control
As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for a merger or being acquired may be in the best interests of our stakeholders. We provide severance compensation if certain of our executives' employment is terminated following a change in control transaction to promote the ability of our senior executives to act in the best interests of our stakeholders even though their employment could be terminated as a result of the transaction.

Termination Without Cause
With regard to Mr. Demshur, if we terminate his employment without cause as defined in the applicable agreement, we would be obligated to continue to pay him certain amounts as described in greater detail in "Potential Payments Upon Termination or Change in Control." Prior to the termination of their employment agreements in connection with their retirement, we would have also provided similar severance payments to Messrs. Bergmark and Davis. The employment agreements entered into March 1, 2019 with Messrs. Bruno and Hill also provide for payments to the executive in the event that the executive is terminated by the Company without cause or the executive terminates for good reason. We believe these payments are appropriate because the terminated executive is bound by confidentiality, non-solicitation and non-compete provisions covering the two year period immediately following termination of service and because the Company and each executive have mutually agreed to a severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our best interests and the best interests of our shareholders.

INFORMATION ABOUT OUR NAMED EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Named Executive Officers

As of December 31, 2018, our NEOs consisted of Messrs. Demshur, Bruno, Hill, Bergmark and Davis. Biographical information regarding Messrs. Demshur and Bruno can be found in "Information About Our Supervisory Directors and Director Compensation - Board of Supervisory Directors." The following biography describes the business experience of Messrs. Hill, Bergmark and Davis. Our NEOs are not Managing Directors of our Company for purposes of Dutch law.

Mr. Hill, who is 49 years of age, has been with the Company for twelve years, most recently as Chief Financial Officer, as of May 24, 2018, after serving as Vice President, Chief Accounting Officer since May 2015. Since joining the Company in October 2006, Mr. Hill had been leading the Company's Investor Relations effort, was Corporate Group Controller based in Amsterdam, and had been Controller of Financial Reporting. Prior to joining the Company, he worked at Halliburton from August 2000 to October 2006 as Controller - Energy & Chemicals of the KBR Division and Corporate Director of Training and Accounting Research. Mr. Hill worked at Ernst & Young from January 1993 until August 2000, where he held the position of Manager his last three years there. Mr. Hill is a CPA and received his Executive MBA degree from Rice University in 2018.

Mr. Bergmark, who is 65 years of age, served as a Supervisory Director since our Initial Public Offering in 1995 until his retirement from the Board, effective at the 2018 annual shareholders meeting. From 1987 to 1994, our Company was operated as a division of Western Atlas. In 1991, Mr. Bergmark became the Area Manager for Finance and Administration for Europe, Africa and the Middle East operations of Western Geophysical, a division of Western Atlas. From our separation with Western Atlas in 1994 until 1999, he served as our Chief Financial Officer and Treasurer and in 1999 he was appointed Executive Vice President. He has substantial knowledge of the industry based upon his over 25 years with the Company and its predecessors and has extensive knowledge about the history of the Company, both of which were important for planning and management purposes. Furthermore, his understanding of the financial matters relating to the Company and our industry were of crucial importance to the Company. Mr. Bergmark, along with our Chief Executive Officer, developed important contacts with others in the industry and has an excellent relationship with our shareholders. Mr. Bergmark retired from the Company effective December 31, 2018.

Mr. Davis, who is 64 years of age, joined Western Atlas International in 1977, holding various management positions including Atlas Wireline Division Financial Controller for Europe, Africa and the Middle East from 1983 to 1987, Core Laboratories Division Vice President of Finance from 1987 to 1991, and Atlas Wireline Division Vice President of Finance and Administration from 1991 to 1993. In 1993, Mr. Davis left Western Atlas International and joined Bovar Inc. of Calgary, Canada, an environmental waste disposal company, as Chief Financial Officer. From 1994 to 1995 he served as Chief Operating Officer and from 1995 to 1998 he served as President and Chief Executive Officer of Bovar Inc. Mr. Davis rejoined our Company as Senior Vice President in 1998, and in 1999 was promoted to Chief Operating Officer, the position he held until December 31, 2018. Mr. Davis retired from the Company effective December 31, 2018.

In January 2018, we announced that Mr. Bergmark had elected to retire from his role as Chief Financial Officer and as a member of the Supervisory Board following the conclusion of our 2018 annual shareholders meeting and to retire from the Company effective December 31, 2018. Mr. Bergmark was replaced as the Chief Financial Officer, effective as of the 2018 annual shareholders meeting, by Mr. Christopher Hill, who has served as our Chief Accounting Officer. Effective February 1, 2018, we separated the roles of President and Chief Executive Officer, and Mr. Lawrence Bruno was appointed to the role of President. In October 2018, we announced that Mr. Davis had elected to retire from the Company effective December 31, 2018, and that Mr. Bruno would assume the role of Chief Operating Officer effective January 1, 2019, in addition to his duties as President. The identification of our NEOs is made as of December 31, 2018, therefore the information within the CD&A and the tables below will focus on the five individuals who were NEOs as of that date.

Summary Compensation

The following table summarizes, with respect to our Chief Executive Officer and each of our other NEOs as of December 31, 2018, information relating to the compensation earned for services rendered to the Company in all capacities during fiscal years 2016, 2017, and 2018:
Summary Compensation
for the Years Ended December 31, 2016, 2017 and 2018

Name of Executive and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation Paid ($) (2)	Non-Equity Incentive Plan Compensation Not Paid ($) (2)	Change in Post-employment Benefit Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)	Total Excluding Non-Equity Incentive Plan Compensation Not Paid ($) (5)
David M. Demshur	2018	1,008,863	6,282,999	—	1,553,649	(131,000)	40,501	8,755,012	7,201,363
Chief Executive Officer, Supervisory Director (and former President)	2017	979,479	6,547,689	—	1,670,011	(263,000)	39,025	8,973,204	7,303,193
	2016	951,000	5,072,681	—	1,759,122	178,000	43,292	8,004,095	6,244,973

Lawrence Bruno	2018	425,000	2,044,912	—	446,250	—	16,884	2,933,046	2,486,796
President and Supervisory Director

Christopher S. Hill	2018	335,000	259,064	—	N/A	—	12,758	606,822	606,822
Senior Vice President, and Chief Financial Officer

Richard L. Bergmark	2018	539,600	2,520,493	—	566,580	(102,000)	21,973	3,546,646	2,980,066
Executive Vice President (and former Chief Financial Officer)	2017	523,881	2,626,388	—	609,011	(239,000)	15,814	3,536,094	2,927,083
	2016	508,600	2,035,007	—	641,446	174,000	28,958	3,388,011	2,746,565

Monty L. Davis	2018	539,600	2,520,493	—	566,580	1,808,000	21,898	5,456,571	4,889,991
Senior Vice President and Chief Operating Officer	2017	523,881	2,626,388		609,011	(158,000)	20,987	3,622,267	3,013,256
	2016	508,600	2,035,007	—	641,446	106,000	47,736	3,338,789	2,697,343

(1)
The amounts included in the "Stock Awards" column include the aggregate grant date fair value of the equity-based awards granted during 2016, 2017 and 2018, and have been computed in accordance with FASB ASC Topic 718, formerly FAS 123(R) disregarding any estimate for forfeitures. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal years ended December 31, 2016, 2017 and 2018 and are included in our annual reports on Form 10-K. See "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" for a description of the material features of these awards. For accounting purposes, the probable outcome for the awards is the maximum level.

(2)
In 2016 and 2017, Messrs. Demshur, Bergmark and Davis declined the non-equity incentive plan compensation awards due to industry market conditions. In 2018, Messrs. Demshur, Bruno, Bergmark and Davis, who were the NEOs eligible to receive non-equity incentive plan compensation, declined such awards due to industry market conditions. Amounts reflected in the Non-Equity Compensation column show the amounts earned pursuant to the terms of our incentive plans for the applicable year, while the amounts in the Non-Equity Incentive Compensation Paid column shows the amount that was actually received by the executive.
(3) The changes in post-employment benefit values for 2016, 2017 and 2018 were primarily the result of changes in the underlying actuarial assumptions. Specifically, the interest rate is based on a federal rate that changes annually and the mortality tables are pursuant to Section 417 of the IRS Code which is required for valuing payouts from qualified plans. These changes were not the result of additional contributions or benefits accruing to the NEOs.

(4)	All Other Compensation is described in the following section.
(5) Total Compensation excluding Non-Equity Incentive Plan Compensation is the total compensation excluding the non-equity incentive compensation which has not been paid and which may not be paid (see footnote 2). The amounts including the Non-Equity Incentive Plan Compensation and excluding such compensation have been used for the two Pay Ratio disclosure calculations on page 45.

All Other Compensation from Summary Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation table above.

Name of Executive	Year	Core 401(k) Contributions ($) (1)	Non-Qualified Deferred Compensation: Registrant Contributions in 2017	Discretionary Contributions to Retirement Plans ($) (2)	Company-Owned Life Insurance ($) (3)	All Other Compensation Total ($)
David M. Demshur	2018	11,000	29,061	—	440	40,501
Lawrence Bruno	2018	7,499	9,090	—	295	16,884
Christopher S. Hill	2018	9,531	1,059	2,068	100	12,758
Richard L. Bergmark	2018	10,682	8,646	2,093	552	21,973
Monty L. Davis	2018	8,334	13,093	—	471	21,898

(1)	The amounts shown reflect Company matching contributions.

(2)	The amounts shown reflect the additional discretionary contributions made by the Company.

(3)
The amounts shown reflect premiums we pay for life insurance coverage for our NEOs, which insurance payments will be used to assist us with providing death benefits under the deferred compensation plan.

Grants of Plan-Based Awards

A total of 92,048 shares of plan-based awards were awarded to our Chief Executive Officer and the other applicable NEOs in 2018 under the PSAP.

The following table provides information concerning each grant of an award made to our Chief Executive Officer and each of our other NEOs in 2018 under the PSAP and our annual cash incentive plan.

Grants of Plan-Based Awards for the Year Ended December 31, 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
Name of Executive	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David M. Demshur			—	1,109,750	2,219,499
	2/13/2018	1/29/2018				21,019	42,038	63,057	6,282,999

Lawrence Bruno			—	318,750	637,500
	2/13/2018	1/29/2018				6,841	13,682	20,523	2,044,912

Christopher S. Hill			—	N/A	N/A
	2/13/2018	1/29/2018				1,300	2,600	2,600	259,064

Richard L. Bergmark			—	404,700	809,400
	2/13/2018	1/29/2018				8,432	16,864	25,296	2,520,493

Monty L. Davis			—	404,700	809,400
	2/13/2018	1/29/2018				8,432	16,864	25,296	2,520,493

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table.

Employment Agreements

The information below describes the employment agreements that we maintained with Messrs. Demshur, Bergmark and Davis during the 2018 year and which governed their compensation for the 2018 year. Although we have entered into employment agreements with Messrs. Bruno and Hill following the end of the 2018 year, their compensation was not governed by formal agreements during the 2018 year.

David M. Demshur
Mr. Demshur serves as our Chief Executive Officer and previously served as our President pursuant to an employment agreement entered into on August 1, 1998, as amended and restated as of December 31, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Demshur's employment agreement, as amended, entitles him to an initial base salary of $420,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 220% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under "Compensation Discussion and Analysis - Elements of Compensation - Non-Equity Incentive Compensation." The employment agreement provides that Mr. Demshur is entitled to participate in all of our benefit plans and programs that are available to our other executive employees.

Richard L. Bergmark
Mr. Bergmark served as our Executive Vice President and previously served as our Chief Financial Officer pursuant to an employment agreement entered into on August 1, 1998, as amended and restated as of December 31, 2007. Unless either party gave notice to terminate the agreement, the agreement would have automatically renewed each year on the anniversary of the effective date for a successive three-year term. Mr. Bergmark's employment agreement, as amended, entitled him to an initial base salary of $236,250, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under "Compensation Discussion and Analysis - Elements of Compensation - Non-Equity Incentive Compensation." The employment agreement provided that Mr. Bergmark was entitled to participate in all of our benefit plans and programs that were available to our other executive employees. As disclosed above under "Compensation Discussion and Analysis - Introduction", Mr. Bergmark retired from his role as our Chief Financial Officer, effective at the conclusion of the 2018 annual meeting of shareholders, May 24, 2018. Mr. Bergmark retired from the Company and his role as Executive Vice President effective December 31, 2018.

Monty L. Davis
Mr. Davis served as our Chief Operating Officer until his retirement as of December 31, 2018 pursuant to an employment agreement entered into on August 1, 1998, as amended and restated as of December 31, 2007. Unless either party gave notice to terminate the agreement, the agreement would have automatically renewed each year on the anniversary of the effective date for a successive three-year term. Mr. Davis' employment agreement, as amended, entitled him to an initial base salary of $231,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under "Compensation Discussion and Analysis - Elements of Compensation - Non-Equity Incentive Compensation." The employment agreement provided that Mr. Davis was entitled to participate in all of our benefit plans and programs that were available to our other executive employees. As disclosed above under "Compensation Discussion and Analysis - Introduction", Mr. Davis retired from the Company and his role as our Chief Operating Officer, effective December 31, 2018.

Lawrence Bruno
Mr. Bruno serves as our President (and Chief Operating Officer as of January 1, 2019) pursuant to an employment agreement entered into on March 1, 2019. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Bruno's employment agreement entitles him to an initial base salary of $531,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 180% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under "Compensation Discussion and Analysis - Elements of Compensation - Non-Equity Incentive Compensation." The employment agreement provides that Mr. Bruno is entitled to participate in all of our benefit plans and programs that are generally available to our other executive employees.

Christopher S. Hill
Mr. Hill serves as our Senior Vice President and Chief Financial Officer pursuant to an employment agreement entered into on March 1, 2019. Unless either party gives notice to terminate the agreement, the agreement will automatically renew each year on the anniversary of the effective date for a successive three-year term. Mr. Hill’s employment agreement entitles him to an initial base salary of $365,000, subject to increase at the discretion of the Compensation Committee, and the opportunity to earn a yearly bonus of up to 150% of his then current annual base salary dependent upon his reaching certain performance objectives established by the Compensation Committee and described above under "Compensation Discussion and Analysis - Elements of Compensation - Non-Equity Incentive Compensation." The employment agreement provides that Mr. Hill is entitled to participate in all of our benefit plans and programs that are generally available to our other executive employees.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning stock that has not vested, and equity incentive plan awards for our Chief Executive Officer and each of our other NEOs as of the end of our last completed fiscal year. None of our NEOs held unexercised options as of the end of our last completed fiscal year.

Outstanding Equity Awards
at December 31, 2018

Name of Executive	Award Year	Vesting Date	Equity and Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)	Equity and Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
David M. Demshur	2018	December 31, 2020	63,057	3,761,981
	2017	December 31, 2019	59,100	3,525,906

Lawrence Bruno	2018	December 31, 2020	20,523	1,224,402
	2017	December 31, 2019	2,400	143,184
	2014	April 1, 2020	100	5,966
	2014	April 1, 2019	100	5,966

Christopher S. Hill	2018	December 31, 2020	2,600	155,116
	2017	December 31, 2019	2,400	143,184
	2014	April 1, 2020	53	3,162
	2014	April 1, 2019	53	3,162

Richard L. Bergmark	2018	December 31, 2020	25,296	1,509,159
	2017	December 31, 2019	23,706	1,414,300

Monty L. Davis	2018	December 31, 2020	25,296	1,509,159
	2017	December 31, 2019	23,706	1,414,300
(1) Market Value is based on the closing price on the last NYSE trading day of 2018, December 31, 2018, of $59.66 per share.

Exercises and Stock Vested

The following table provides information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments during the last completed fiscal year on an aggregated basis with respect to each of our NEOs.

Stock Vested
for the Year Ended December 31, 2018

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David M. Demshur	52,995	3,161,682
Lawrence Bruno	3,000	178,980
Christopher S. Hill	3,000	178,980
Richard L. Bergmark	21,260	1,268,372
Monty L. Davis	21,260	1,268,372

Post-Employment Benefit Plans

The following table provides information on our NEOs' post-employment benefit plans as of December 31, 2018, including, with respect to each NEO, other than Messrs. Bruno and Hill, who do not have accounts in such plans, the number of years credited under the applicable plan, the actuarial present value of the accumulated post-employment benefit and the dollar amount of any payments received during the year ended December 31, 2018.

Post-Employment Benefit Plans
as of December 31, 2018

Name of Executive	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2018 ($)
David M. Demshur	Group SERP	N/A	4,097,000	—
Richard L. Bergmark	Group SERP	N/A	4,225,000	—
Monty L. Davis	Individual SERP	25	4,342,000	—

Group SERP
In 1998, we adopted the Group SERP for the benefit of certain key employees and outside directors. The Group SERP was last amended in 2007. It was established to provide additional retirement income to the participants and death benefits to the participants' designated beneficiaries as a reward for the participants' contributions to our success and growth. Messrs. Demshur and Bergmark participate in the Group SERP. Each participant is entitled to receive a retirement benefit of $250,000 per year, which begins on the participant's retirement date (which is the later of the participant's termination of employment or attaining the age of 65 years) and is paid in annual installments until the participant's death. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant's designated beneficiary is entitled to receive $250,000 each year until such payments have been made for an aggregate of 15 years to both the participant and such designated beneficiary. If the participant dies before his retirement date, the designated beneficiary of the deceased participant is entitled to receive $225,000 each year for 15 years. Each participant's benefit under the Group SERP is fully vested and fully accrued. Each participant has made an irrevocable election to receive a lump sum payment if a change in control occurs. The lump sum amount will be equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant's retirement. Benefits under the Group SERP may be forfeited only in the event of a participant's termination for cause (defined as the participant's conviction of a felony or a misdemeanor involving moral turpitude).

Individual SERP
In 1999, we adopted the Individual SERP for Mr. Davis. The Individual SERP was last amended in 2007. It provides the participant an annual retirement benefit, which begins on the participant's retirement date (which is the later of the participant's termination of employment or attaining the age of 65 years) and is paid in annual installments until the participant's death. The annual retirement benefit is equal to 2% of the participant's final average pay (defined below) for each year of credited service (not to exceed 25 years of credited service). In the event of a change in control while the executive is employed by us or the involuntary termination of the executive's employment without cause within six months prior to a change in control, Mr. Davis will receive an annual retirement benefit in the amount equal to the greater of the amount determined above or $150,000. If a participant dies on or after his retirement date and prior to receiving 15 annual installments of his retirement benefit, then the participant's designated beneficiary is entitled to the retirement benefit described above each year until such payments have been made for an aggregate of 15 years to both the participant and his designated beneficiary. In the event that a participant dies before his retirement date, his designated beneficiary will receive an annual retirement benefit in the amount equal to the greater of the amount determined above or $150,000 for 15 years. Additionally, the participant has made an irrevocable election to receive a lump sum payment if a change in control occurs. The lump sum amount would be equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant's retirement. A participant will forfeit his interest in the Individual SERP if he is terminated for cause (defined as the participant's conviction of a felony or a misdemeanor involving moral turpitude).

A participant's "final average pay" for purposes of calculating the annual retirement benefit under an Individual SERP is the average of the participant's annual base salary for the five consecutive calendar years immediately preceding the calendar year in which occurs the earlier of the participant's death or termination of employment. In the event a change in control occurs (as defined in the Individual SERP), "final average pay" is the greater of (x) the amount determined above, and (y) the participant's annual base salary for the five consecutive calendar years immediately preceding the calendar year in which the change in control occurs.

We have purchased insurance coverage on the lives of our NEOs to assist us in providing benefits under the Group SERP and the Individual SERP (collectively, the "SERPs"). We are the owner and beneficiary of the insurance coverage for which all of the SERPs' premiums are fully paid. Based on actuarial calculations, the benefits paid to us under the insurance policies should be sufficient to cover the costs of the SERPs' benefits for these individuals. However, to the extent the death benefits under the policies are insufficient to cover those costs, we are obligated to pay the remainder out of other general assets to absorb any shortfall.

Nonqualified Deferred Compensation Plan

The following table provides information relating to our NEOs' benefits in our nonqualified deferred compensation plans, including, with respect to each NEO, the aggregate contributions made by such NEO during the year ended December 31, 2018, the aggregate contributions made by the company during the year ended December 31, 2018, on behalf of the NEO, the aggregate interest or other earnings accrued during the year ended December 31, 2018, the aggregate value of withdrawals and distributions to the NEO during the year ended December 31, 2018 and the balance of each account as of December 31, 2018.

NonQualified Deferred Compensation
for the Year Ended December 31, 2018

	Executive Contributions in 2018 (1)	Registrant Contributions in 2018 (2)	Aggregate Earnings (Losses) in 2018 (3)	Aggregate Withdrawals/(Distributions)	Aggregate Balance at December 31, 2018 (4)
Name of Executive	($)	($)	($)	($)	($)
David M. Demshur	118,998	29,061	(695,220)	—	9,227,623
Lawrence Bruno	38,250	9,090	(16,091)	—	643,342
Christopher S. Hill	26,476	1,059	(54,339)	(62,370)	407,058
Richard L. Bergmark	16,910	8,646	(77,263)	—	1,171,997
Monty L. Davis	80,350	13,093	(28,245)	—	3,488,355

(1) Executive contributions have always been included in the Summary Compensation table in the Salary column
(2) Registration contributions are included in the Summary Compensation table in the All Other Compensation column for 2018
(3) Aggregate earnings are not at above-market interest rates for 2018
(4) Prior to 2014, Registrant Contributions were not included but all Executive Contributions were included in Summary Compensation

Since 2006, the Company has made certain matching contributions on participant salary reduction deferrals to our nonqualified deferred compensation plan. The plan also provides for employer contributions equal in amount to certain forfeitures of, and/or reductions in, employer contributions that participants could have received under our 401(k) plan in the absence of certain limitations imposed by the IRS Code. Distributions of a participant's plan benefits can only be made under certain prescribed circumstances, such as termination of employment or upon a specified date as elected by the participant. In the event of a termination of employment (other than by death or disability) of a "key employee," distributions must be delayed for six months. A participant's plan benefits include the participant's deferrals, the vested portion of the employer's contributions, and deemed investment gains and losses on such amounts. In the case of a participant who dies while employed with the Company, an additional $50,000 life insurance benefit will also be paid under the nonqualified deferred compensation plan to the participant's beneficiary. The plan was amended in 2008 to comply with the American Jobs Creation Act of 2004 to reflect certain statutorily mandated requirements applicable to the plan. For additional information, see "Components of Executive Compensation - Deferred Compensation Plan."

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that require us to provide compensation and/or benefits to our NEOs in the event of a termination of employment or a change in control of the Company. The terms of the 2018 employment agreements described below are unique to Messrs. Demshur, Bergmark and Davis and were first put into place in 1998 and are not indicative of terms that we have provided to other executive officers since that time. The compensation and benefits described below assume that any termination of employment was effective as of December 31, 2018, and thus includes amounts earned through that date. Messrs. Bergmark and Davis retired on December 31, 2018, and will receive payments from the company in 2019 as described in the table as "Early Retirement". For purposes of the table below, they were still considered to be employees on December 31, 2018 and all hypothetical termination and change in control scenarios have been described and quantified for each executive. The table below provides estimates of the compensation and benefits that would be provided to the NEOs upon their termination of employment; however, in the event of an NEO's separation from the Company, any actual amounts will be determined based on the facts and circumstances in existence at that time. Actual amounts received by Messrs. Bergmark and Davis in connection with their retirement are described following the table below.

Although Messrs. Bruno and Hill entered into their respective employment agreement on March 1, 2019, those agreements were not in effect as of December 31, 2018. Therefore, the payments and benefits that each of Messrs. Bruno and Hill could have received upon a termination of employment or a change in control as of December 31, 2018 (which are reflected in the table below) and as of the date of this filing may differ. The severance and change in control benefits that could be provided to Messrs. Bruno and Hill pursuant to the new 2019 employment agreements are described following the table belows.

Employment Agreements

The Demshur, Bergmark and Davis Employment Agreements
During the 2018 year, Messrs. Demshur, Bergmark and Davis had employment agreements first entered into in 1998. Although Messrs. Bergmark's and Davis' employment agreements provided the same terms as that of Mr. Demshur's employment agreement, both Messrs. Bergmark's and Davis' employment agreements were terminated upon their respective retirements on December 31, 2018. Only Mr. Demshur's employment agreement was still effective at the time of this filing.

Previously the employment agreements for Messrs. Demshur, Bergmark and Davis, but now only the employment agreement for Demshur includes provisions governing the payment of severance benefits if employment is terminated by the executive for any reason or by the Company for any reason other than (1) due to death or disability, (2) for cause, or (3) the executive's material breach of a material provision of the employment agreement. In such event, our executive severance benefits are comprised of:

a.	the payment of a lump-sum amount equal to the sum of:

▪	200% of his base salary as in effect immediately prior to the termination; and

▪	two times 45% of the maximum annual incentive bonus he could have earned pursuant to his employment agreement;

b.
provision of a benefits package for the executive and his spouse and dependent children consisting of medical, hospital, dental, disability and life insurance benefits at least as favorable as those benefits provided to the executive and his spouse and dependent children immediately prior to termination, for as long as the executive and his spouse or dependent children are living;

c.	the provision of outplacement services at a cost not to exceed 100% of the executive's annual base salary as in effect immediately prior to the termination; and

d.
the full and immediate vesting and exercisability of all of his outstanding equity awards, which awards shall remain exercisable for the greater of (1) three months following such termination, or (2) the period provided in the plan or plans pursuant to which such equity awards were granted.

For purposes of calculating the lifetime medical benefits, we assumed the following:

•	a discount rate of 4.25%;

•	mortality table under section 417(e)(3)(A)(ii)(l), the 2018 Applicable Mortality Table for Lump Sums under the Pension Protection Act of 2006 (PPA);

•	a current medical trend of 5.8% per annum, decreasing in accordance with a schedule over time to 5.5% in 2020 and 5.1% in 2021;

•	that medical benefits are to be coordinated with Medicare such that premiums will be reduced by 70% for persons aged 65 and older; and

•	that the health plan is self-funded and will continue to be so in the future.

For purposes of calculating the welfare benefits, we assumed the following:

•	the basic life insurance benefit was valued as a whole life premium at discount rate of 3.75%;

•	mortality table under section 417(e)(3)(A)(ii)(l), the 2018 Applicable Mortality Table for Lump Sums under PPA;

•	the accidental death and disability coverage was valued as 20% of the value of basic life insurance benefit, per the current premium ratio and this benefit was assumed to continue beyond age 65; and

•
the long-term disability premium was escalated to 4% until age 65, reflecting the age-related incidence of disability as well as increased administrative costs; no value is attributed to the benefit beyond age 65, as long-term disability coverage is rarely available once employment ends.

If the executive's employment is terminated as a result of death or disability, the executive (if living), his spouse, and his dependent children, as applicable, are entitled to the benefits described under clause (b) and (d) above.

If the executive's employment is terminated for any reason within three years following a change in control, the executive is entitled to the same benefits described above except that certain outstanding stock options would remain exercisable for the greater of (i) one year following such termination, or (ii) the period provided in the plan or plans pursuant to which such stock options were granted, and the lump-sum payment described in clause (a) above would be equal to three times the sum of:

•	his base salary as in effect immediately prior to his termination of employment; and

•
the greater of (A) 45% of the maximum annual incentive bonus he could have earned pursuant to his employment contract for the year in which his employment terminates or (B) the highest annual bonus he received in the three fiscal years ending prior to the fiscal year in which occurred the change in control.

The employment agreement generally uses the following terms:

"Cause" means the executive has been convicted of any felony or a misdemeanor involving moral turpitude.

"Change in Control" means a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company if (i) the holders of equity securities of the Company immediately prior to the transaction do not beneficially own immediately after the transaction 50% or more of the common equity of the resulting entity, (ii) the holders of equity securities of the Company immediately prior to the transaction do not beneficially own immediately after the transaction 50% of the voting securities of the resulting entity, or (iii) the persons who were members of the Supervisory Board of Directors immediately prior to the transaction are not the majority of the board of the resulting entity immediately after the transaction. A Change in Control also occurs when (i) there is shareholder approval of a plan of dissolution or liquidation of the Company, (ii) any person or entity acquires or gains ownership of control of more than 30% of the combined voting power of outstanding securities of the Company or resulting entity, or (iii) a change in the composition of the Supervisory Board of Directors the results of which are that fewer than a majority of the supervisory directors are incumbent directors.

Mr. Demshur's employment agreement contains a standard confidentiality and nonsolicitation provision and requires that the executive not compete with the business conducted by the Company at any time during the period that he is employed by the Company and for the two-year period thereafter unless his employment with the Company is terminated by him for good reason, or by the Company for cause. Notwithstanding, the post-employment noncompetition and nonsolicitation restrictions terminate upon a change in control of the Company.

Upon a change in control, Mr. Demshur may be subject to (and Messrs. Bergmark and Davis would have been while they were employed by the Company prior to their retirement) certain excise taxes pursuant to Section 4999 of the IRS Code (which imposes a 20% excise tax on certain excess parachute payments). In such case, we have agreed to pay each of these NEOs a gross-up payment such that, after the payment of any income, excise or other tax on the gross-up payment, they would retain an amount sufficient to pay all excise taxes pursuant to Section 4999 of the IRS Code. This arrangement is not included in the new employment agreements for Messrs. Bruno and Hill and, furthermore, the Company will not add tax gross-up provisions in any future employment contracts.

The calculation of the Section 4999 gross-up amounts described above is based upon an excise tax rate under Section 4999 of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. For purposes of the gross-up calculations, we have assumed that (1) no amounts will be discounted as attributable to reasonable compensation and (2) all cash severance payments are contingent on a change in control (although we believe there may be a viable position to the contrary with respect to at least a portion of the cash severance payments).

The tax gross-up payment described above will be payable to the executive for any excise tax incurred under Section 4999 of the IRS Code regardless of whether his employment is terminated. However, the amount of the gross-up payment will change based upon whether the executive's employment with us is terminated because the amount of compensation subject to the Section 4999 excise tax will change. The provision of the tax gross-up payment was included in the named executive's employment contracts entered into in 1998, when the provision of tax gross-up payments was standard in our industry.

Nonqualified Deferred Compensation Plan
See the Nonqualified Deferred Compensation Table and subsequent narrative discussion for a description of the benefits payable to Messrs. Demshur, Bergmark and Davis under the Nonqualified Deferred Compensation Plan upon death or separation from service and in connection with a change in control.

Supplemental Executive Retirement Plan
Please see the Post-Employment Benefit Plans table and narrative that follows the table for a discussion of the benefits payable to Messrs. Demshur and Bergmark under the Group SERP and Mr. Davis under the Individual SERP upon death or separation from service, and in connection with a change in control. As described in the sections "Group SERP" and "Individual SERP" on page 32 of this proxy statement, if a participant in the Group SERP or an Individual SERP made a timely election, he would be entitled to receive a lump sum payment upon a change in control of the Company equal to the actuarially equivalent value of the retirement benefits that would have been paid upon the participant's retirements.

Equity Award Program
Awards under our PSAP and RSAP will vest in full in the event an NEO's service is terminated by reason of his death or disability or upon the occurrence of a Change in Control. As of December 31, 2018, following the vesting of the 2016 PSAP award, Mr. Demshur had two PSAP awards worth $7.3 million, Mr. Bruno had one RSAP and two PSAP awards worth $1.4 million, Mr. Hill had two RSAP and two PSAP awards worth $0.3 million, Mr. Bergmark had two PSAP awards worth $2.9 million and Mr. Davis had two PSAP awards worth $2.9 million. Please see table in "Information About Our Named Executive Officers - Outstanding Equity Awards at Fiscal Year End" on page 38.

The tables below reflect the amount of compensation that would be payable to each of the NEOs in various scenarios involving termination of the NEO's employment, including following a change in control. The amount of compensation payable to each NEO upon voluntary termination, involuntary not-for-cause termination (non-change in control), voluntary termination for good cause or involuntary termination following a change in control, involuntary for cause termination, and termination in the event of death or disability of each NEO is shown below. The amounts shown assume that the termination was effective on December 31, 2018 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the EOs upon their termination. The amounts payable upon termination following a change in control assume that the change in control occurred on December 31, 2018 and the termination was effective the same day. The actual amounts to be paid out can only be determined at the time of the NEO's separation from us. Each NEO would also have available the value of unvested shares reflected in the Outstanding Equity Awards at Fiscal Year End table, if any. The value of accelerated equity award amounts reflected below have been calculated using the closing price of our common stock on December 31, 2018 (the last trading day of 2018) of $59.66.

David M. Demshur	Voluntary Termination on 12/31/2018 ($) (1)	Early Retirement on 12/31/2018($) (1)	Involuntary Not For Cause Termination on 12/31/2018($) (1)	For Cause Termination on 12/31/2018($)	Termination related to Change-in-Control on 12/31/2018 ($)	Disability on 12/31/2018 ($) (1)	Death on 12/31/2018 ($) (1)
Compensation:
Severance	2,017,726	2,017,726	2,017,726	—	8,303,954	—	—
Short-term Incentive	1,997,549	1,997,549	1,997,549	—	—	—	—
Long-term Incentives:
Accelerated Equity Award Programs	—	—	—	—	7,287,887	7,287,887	7,287,887
Benefits & Perquisites:
Health and Welfare Benefits	566,700	566,700	566,700	—	566,700	566,700	566,700
Outplacement Services	1,008,863	—	1,008,863	—	1,008,863	—	—
Excise Tax & Gross-Up	—	—	—	—	5,619,635	—	—
Total	5,590,838	4,581,975	5,590,838	—	22,787,039	7,854,587	7,854,587
(1) Mr. Demshur could vest in PSAP awards following termination if the performance criteria for vesting is met at the end of a Performance Period. See table of Outstanding Equity Awards at Fiscal Year End on page 38.

Richard L. Bergmark	Voluntary Termination on 12/31/2018 ($) (1)	Early Retirement on 12/31/2018($) (1)	Involuntary Not For Cause Termination on 12/31/2018($) (1)	For Cause Termination on 12/31/2018($)	Termination related to Change-in-Control on 12/31/2018 ($)	Disability on 12/31/2018 ($) (1)	Death on 12/31/2018 ($) (1)
Compensation:
Severance	1,079,200	1,079,200	1,079,200	—	3,543,139	—	—
Short-term Incentive	728,460	728,460	728,460	—	—	—	—
Long-term Incentives:
Accelerated Equity Award Programs	—	—	—	—	2,923,459	2,923,459	2,923,459
Benefits & Perquisites:
Health and Welfare Benefits	562,900	562,900	562,900	—	562,900	562,900	562,900
Outplacement Services	539,600	—	539,600	—	539,600	—	—
Excise Tax & Gross-Up	—	—	—	—	2,480,954	—	—
Total	2,910,160	2,370,560	2,910,160	—	10,050,052	3,486,359	3,486,359
(1) Mr. Bergmark could vest in PSAP awards following termination if the performance criteria for vesting is met at the end of a Performance Period. See table of Outstanding Equity Awards at Fiscal Year End on page 38.

Monty L. Davis	Voluntary Termination on 12/31/2018 ($) (1)	Early Retirement on 12/31/2018($) (1)	Involuntary Not For Cause Termination on 12/31/2018($) (1)	For Cause Termination on 12/31/2018($)	Termination related to Change-in-Control on 12/31/2018 ($)	Disability on 12/31/2018 ($) (1)	Death on 12/31/2018 ($) (1)
Compensation:
Severance	1,079,200	1,079,200	1,079,200	—	3,543,139	—	—
Short-term Incentive	728,460	728,460	728,460	—	—	—	—
Long-term Incentives:
Accelerated Equity Award Programs	—	—	—	—	2,923,459	—	—
Benefits & Perquisites:
Health and Welfare Benefits	497,500	497,500	497,500	—	497,500	497,500	497,500
Outplacement Services	539,600	—	539,600	—	539,600	—	—
Excise Tax & Gross-Up	—	—	—	—	2,590,688	—	—
Total	2,844,760	2,305,160	2,844,760	—	10,094,386	497,500	497,500

(1) Mr. Davis could vest in PSAP awards following termination if the performance criteria for vesting is met at the end of a Performance Period. See table of Outstanding Equity Awards at Fiscal Year End on page 38.

Lawrence Bruno	Voluntary Termination on 12/31/2018 ($) (1)	Early Retirement on 12/31/2018($) (1)	Involuntary Not For Cause Termination on 12/31/2018($) (1)	For Cause Termination on 12/31/2018($)	Termination related to Change-in-Control on 12/31/2018 ($)	Disability on 12/31/2018 ($) (1)	Death on 12/31/2018 ($) (1)
Compensation:
Severance	—	—	—	—	—	—	—
Short-term Incentive	—	—	—	—	—	—	—
Long-term Incentives:
Accelerated Equity Award Programs	—	—	—	—	1,379,518	11,932	11,932
Benefits & Perquisites:
Health and Welfare Benefits	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total	—	—	—	—	1,379,518	11,932	11,932

Christopher S. Hill	Voluntary Termination on 12/31/2018 ($) (1)	Early Retirement on 12/31/2018($) (1)	Involuntary Not For Cause Termination on 12/31/2018($) (1)	For Cause Termination on 12/31/2018($)	Termination related to Change-in-Control on 12/31/2018 ($)	Disability on 12/31/2018 ($) (1)	Death on 12/31/2018 ($) (1)
Compensation:
Severance	—	—	—	—	—	—	—
Short-term Incentive	—	—	—	—	—	—	—
Long-term Incentives:
Accelerated Equity Award Programs	—	—	—	—	310,590	12,278	12,278
Benefits & Perquisites:
Health and Welfare Benefits	—	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total	—	—	—	—	310,590	12,278	12,278

The Bruno and Hill Employment Agreements

On March 1, 2019, we entered into employment agreements (the “2019 Employment Agreements”) with Messrs. Bruno and Hill. These agreements are also described in "Information About Our Named Executive Officers and Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Employment Agreements."

Pursuant to the terms of the 2019 Employment Agreements, in the event that either of the executives is terminated by us without Cause (as defined below), or the executive terminates for Good Reason (as defined below), the executive shall be entitled to receive the following: (1) an amount equal to the sum of (a) a multiple of the executive’s annual base salary in effect immediately prior to the termination (with a multiple of two (2) for Mr. Bruno and one and one-half (1 ½) for Mr. Hill), plus (b) a pro-rata bonus calculated by multiplying the target incentive bonus amount for the year in which the termination occurs by the number of days during the applicable year that the executive was employed (the “Pro-Rata Bonus”) (together, the “Severance Payment”); (2) reimbursement of up to $25,000 for reasonable outplacement services for a period of twelve months following termination (the “Severance Benefit”); and (3) the executive would receive accelerated vesting of any unvested DCP Contributions.

In the event that the executive is terminated by us without Cause or the executive terminates for Good Reason during the two year period following a Change in Control (as defined above under “Employment Agreements - The Demshur, Bergmark and Davis Employment Agreements”), each executive shall be entitled to receive the following: (1) an amount equal to the sum of (a) a multiple (two and one-half (2 ½) for Mr. Bruno and two (2) for Mr. Hill) times the sum of (i) the executive’s annual base salary as in effect immediately prior to the termination, and (ii) the target annual incentive bonus the executive could have earned for the year of termination, plus (b) the Pro-Rata Bonus (together, the “Change in Control Payment”); and (2) the “Change in Control Benefits,” which consist of twenty-four months of continued coverage under the our medical, dental and group life insurance plans for the executive and the executive’s dependents; immediate vesting of outstanding equity awards, with performance-based awards vesting as of the date of the Change in Control using actual performance as of the most recent quarter-end; and the Severance Benefit. In the event that the payments and benefits received by either executive in connection with a Change in Control constitute “parachute payments” (as defined in Section 280G of the Code), the payments and benefits provided to that executive shall either be reduced to $1.00 below the amount that would subject the payments to excise taxes pursuant to Section 4999 of the Code, or paid in full, whichever will result in the better net tax position for the executive.

The 2019 Employment Agreements state that any unvested contributions in executives accounts with respect to our Deferred Compensation Plan would be accelerated upon the occurrence of a termination of the executive’s employment due to death or Disability (as defined below), or upon the occurrence of a Change in Control. The 2019 Employment Agreements also provide that notwithstanding anything to the contrary within an individual award agreement, any restricted stock awards granted to the executive shall not be forfeited upon the executive’s voluntary retirement on or after the age of 64.

The Severance Payment or the Change in Control Payment, as applicable, will generally be paid to the executive in equal installments over a twelve month period following the applicable termination of employment, although certain payments may be made at different times in order to comply with Section 409A of the Code.

The 2019 Employment Agreements contain customary confidentiality restrictions, and impose noncompetition restrictions on the executives during their employment and for a period of two years following a termination of employment for any reason other than a termination by us without Cause or by the executive without Good Reason.

For purposes of the 2019 Employment Agreements, the terms below are generally defined as follows:
“Cause” means a determination by that the executive (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in conduct which is materially injurious (monetarily or otherwise) to us or any of its affiliates, (iii) has engaged in gross negligence or willful misconduct in the performance of executive’s duties, (iv) has willfully refused without proper legal reason to perform executive’s duties and responsibilities, (v) has materially breached any material provision of the 2019 Employment Agreement or any other agreement between us and the executive, or (vi) has materially breached any material corporate policy maintained and established by us that is of general applicability to our officers.

•
“Disability” means that the executive has become incapacitated by accident, sickness or other circumstance that renders the executive mentally or physically incapable of performing the duties and services required of the executive pursuant to the 2019 Employment Agreement on a full-time basis for a period of at least 180 consecutive calendar days.

•
“Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a permanent change in location of executive’s principal place of employment that is more than 50 miles away from the prior location, (iii) a material breach by us of any material provision of the 2019 Employment Agreement, or (iv) a material diminution of the executive’s annual base salary.

Pay Ratio Disclosure
Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal 2018:

We determined that the annual total compensation of Mr. Demshur, our CEO, for 2018 was $8,755,012 and that the median of the annual total compensation from the aggregate sampling of employees of our company (other than Mr. Demshur, our CEO) was $60,658; therefore the ratio of these two amounts is 144 to 1. If the CEO does not actually receive any of the non-equity incentive compensation for 2018 (and he will not), his total compensation was $7,201,363 for 2018 and the ratio of our CEO's compensation to that of the median employee would be 119 to 1. Please see the Summary Compensation table on page 35 for our CEO's compensation.

Given the size, composition and global diversity of our workforce, we used statistical sampling to identify the “median employee.”  Using the measure of total cash compensation consisting of base salary, allowance, bonus and pension paid as provided by our payroll records, we grouped countries based on similarity of median compensation levels and compensation standard variances and determined an appropriate sample size for each group of countries. The aggregate sample size covered more than two-thirds of our employee population.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE REPORT

In preparation for the filing of this proxy statement with the SEC, the Compensation Committee:

•	reviewed and discussed the Company's disclosure set forth herein below the heading "Compensation Discussion and Analysis" with management; and

•
based on the reviews and discussions referred to above, recommended to the Supervisory Board that the disclosure set forth herein below the heading "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2018.

Submitted by the Compensation Committee of the Board of Supervisory Directors.

COMPENSATION COMMITTEE
Michael Straughen (Chairman)
Margaret Ann van Kempen

AUDIT COMMITTEE REPORT

For the year ended December 31, 2018, the Audit Committee consisted of Mme. Carnes and Messrs. Sodderland and Straughen. The Company has determined that: (1) each member of the Audit Committee is independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the NYSE and, to the extent consistent therewith, the Dutch Code; and (2) all current Audit Committee members are financially literate. In addition, Mme. Carnes qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act and as defined in the Dutch Code.

During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, the Audit Committee:

•	reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2018 with management and with the independent registered public accountants;

•
considered the adequacy of the Company's internal controls and the quality of its financial reporting, and discussed these matters with management, with the internal auditors and with the independent registered public accountants;

•
reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company's accounting policies, (2) and has also received the written disclosures and the letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants' independence, and (3) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, Communication with Audit Committees;

•
discussed with management, with the internal auditors and with the independent registered public accountants the process by which the Company's chief executive officer and chief financial officer make the certifications required by the SEC in connection with the filing with the SEC of the Company's periodic reports, including reports on Forms 10-K and 10-Q;

•
pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining KPMG's independence, and concluded that KPMG's independence was not compromised by the provision of such services (details regarding the fees paid to KPMG in fiscal 2018 for audit services, audit-related services, tax services and all other services, are set forth at "Audit Fee Summary" below); and

•
based on the reviews and discussions referred to above, recommended to the Supervisory Board that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

A copy of the Audit Committee's written charter may be found on the Company's website at http://www.corelab.com/cr/governance.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee's charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company's financial statements.

The Audit Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent registered public accountants and the Company's internal auditors and receives the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards.

Submitted by the Audit Committee of the Board of Supervisory Directors.

AUDIT COMMITTEE
Martha Z. Carnes (Chairman)
Jan Willem Sodderland
Michael Straughen

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fee Summary

The Audit Committee approved in advance 100% of the non-audit fees. For the 2017 and 2018 fiscal years, KPMG served as the Company's independent auditor. Set forth below is a summary of the total fees incurred with KPMG for service related to fiscal years 2018 and 2017. These fees consisted of:

	2018	2017
Audit Fees	$2,762,000	$2,694,000
Audit-Related Fees	—	—
Tax Fees	55,000	51,500
All Other Fees	—	—
Total	$2,817,000	$2,745,500

Audit Fees
Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, assistance with and review of documents filed with the SEC in the United States and with the AFM in the Netherlands, work performed in connection with the audit and quarterly reviews, statutory audits and the audit of internal controls in order to comply with the Sarbanes-Oxley Act of 2002.

Audit-Related Fees
Audit-related fees consist primarily of attestation services required by statute or regulation; and certain agreed-upon procedures including accounting and research work necessary to comply with generally accepted auditing standards.

Tax Fees
Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the Company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

All Other Fees
Other fees consist primarily of comfort letters, consents, research and consulting, and work performed related to other public filings.

AUDIT COMMTTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services to be performed by its independent auditors, and has established policies and procedures to ensure that the Company is in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence. The policies and procedures are detailed as to the particular service and do not delegate the audit committee's responsibility to management.

In accordance with these policies and procedures, management submits for approval audit and non-audit services that management may wish to have the independent auditor perform during the fiscal year, accompanied by an estimated range of fees for each service to be performed. The Audit Committee pre-approves or rejects the service and an accompanying range of fees for each service desired to be performed. Management is required to seek additional audit committee pre-approval when management becomes aware that any pre-approved service will result in actual fees greater than the fees initially approved. During the course of the year, the chair of the Audit Committee has the authority to pre-approve requests for services. At each subsequent audit committee meeting, the chair of the Audit Committee reports any interim pre-approvals since the last meeting.

AGENDA ITEMS

Item 1. Election of Class II Supervisory Directors

Our Articles of Association provide for one or more Supervisory Directors. Our Board of Supervisory Directors currently has eight members who are divided into three classes, though the Supervisory Board has resolved to decrease the size of the Supervisory Board to seven members, effective at the 2019 annual meeting. Class II will consist of three members, a reduction from four. Each class is elected for a term such that the term of one class of Supervisory Directors expires at the annual meeting each year.

For the 2019 annual meeting, the Board of Supervisory Directors is proposing the re-election of two current Class II members and the election of a new Class II Supervisory Director, effective at the conclusion of the 2019 annual meeting. Specifically, the Board of Supervisory Directors is proposing the re-election of Mme. Carnes and Mr. Straughen and the election of Mr. Gregory Barnett as Class II Supervisory Directors. All Class II candidates are being nominated for terms expiring at the annual meeting in 2022. Please see “Information About Our Supervisory Directors and Director Compensation - Board of Supervisory Directors” for biographical information of our Supervisory Directors.

Candidates for Supervisory Director are recommended by the NGCR Committee to our Supervisory Board. Our Supervisory Board then nominates selected candidates, who are elected at the annual meeting by the affirmative vote of a majority of the votes cast at the meeting. You may vote for all three of these nominees, for two of these nominees, for one of these nominees or for none of these nominees. Under Dutch law and our Articles of Association, common shares abstaining from voting will not count as votes cast at the annual meeting but will count for the purpose of determining the number of shares represented at the meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.

Unless otherwise instructed or unless the proxy is withdrawn, the accompanying proxy will be voted for the election of the three nominees listed above to serve under the terms and conditions described within this proxy statement. If at the time of, or prior to, the annual meeting any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Supervisory Board. The Supervisory Board has no reason to believe that any substitute nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein. Shareholders may not cumulate their votes in the election of Supervisory Directors.

The election and re-elections set out above will be put to a vote separately and those votes shall be considered to constitute separate sub-items of agenda item no. 1.

The Supervisory Board recommends that shareholders vote “FOR” the three Class II nominees for Supervisory Director as set forth above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 2. Appointment of KPMG as our Independent Registered Public Accounting Firm for 2019

The Audit Committee of the Supervisory Board has recommended and the Supervisory Board has approved the appointment of the firm of KPMG as our independent registered public accountants for the year ending December 31, 2019, subject to approval by our shareholders. We have invited representatives of KPMG to the annual meeting and we expect one such representative to attend. If such representative should attend, we expect that he or she will be available to respond to questions and will have the opportunity to make a statement if he or she desires to do so.

The affirmative vote of the majority of the votes cast at the annual meeting is required to appoint KPMG as our independent registered public accountants for 2019. Under Dutch law and our Articles of Association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.

The Supervisory Board recommends that the shareholders vote “FOR” the appointment of KPMG as our independent registered public accountants for the year ending December 31, 2019 and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 3. Confirmation and Adoption of Annual Accounts

At the annual meeting, as required under Dutch law and our Articles of Association, following a discussion of our Dutch Report of the Management Board, our shareholders will be asked to confirm and adopt our Dutch Statutory Annual Accounts (the “Annual Accounts”) for the fiscal year ended December 31, 2018, which are our audited consolidated financial statements that are prepared in accordance with International Financial Reporting Standards as adopted by the European Union. In accordance with Article 408, Book 2 of the Dutch Civil Code, the Annual Accounts are our annual accounts reported under IFRS standards. However, the Annual Accounts do not represent the consolidated accounts of our Company and subsidiaries as presented in our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. Companies domiciled in the United States are not generally required to obtain shareholder confirmation and adoption of annual accounts.

The affirmative vote of the majority of the votes cast at the annual meeting is required to confirm and adopt the Annual Accounts. Under Dutch law and our Articles of Association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.

The Supervisory Board recommends that shareholders vote “FOR” the confirmation and adoption of the Annual Accounts, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 4. Cancellation of Our Repurchased Shares Held at 12:01 A.M. CEST On May 23, 2019

At the annual meeting, our shareholders will be asked to resolve to cancel all of the shares that have been repurchased and are being held by the Company, as opposed to any of its subsidiaries (collectively “we”), at 12:01 a.m. CEST on May 23, 2019.

According to the Dutch Civil Code, we and our subsidiaries may repurchase and can hold up to 50% of our issued share capital at one time, if such repurchase has been approved by the shareholders. At our most recent annual shareholder meeting on May 24, 2018, we received authority for the Management Board to repurchase up to 10% of our issued share capital for a period of eighteen (18) months, until November 24, 2019. Management believes it is in the best interest of our shareholders and stakeholders for shares held by the Company at 12:01 a.m. CEST on May 23, 2019 to be canceled. This authority is similar to that generally afforded under state law to public companies domiciled in the United States. Upon the affirmative vote of our shareholders, the shares held by the Company at 12:01 a.m. CEST on May 23, 2019 will be canceled in the manner described in Articles 2:99(2) and 2:100 of the Dutch Civil Code.

After the general meeting of shareholders, if this Item 4 is approved, we will file a copy of the extract of the minutes of the annual meeting of shareholders with the Dutch trade registry and will subsequently publish a notice of such deposit in a Dutch daily newspaper. If no creditors oppose the capital reduction within two months after the publication in a Dutch daily newspaper, then the cancellation of the shares will become effective after this two-month waiting period.

The affirmative vote of the majority of the votes cast at the annual meeting is required to cancel our repurchased shares if at least half of our issued share capital is represented at the annual meeting. If less than one-half of our issued share capital is represented at the annual meeting, then the affirmative vote of two-thirds of the votes cast at the annual meeting is required to approve the cancellation of our repurchased shares. Under Dutch law and our Articles of Association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

The Supervisory Board recommends that shareholders vote "FOR" the cancellation of our repurchased shares held by the Company at 12:01 a.m. CEST on May 23, 2019, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 5. Extension and Renewal of Existing Authority to Repurchase Shares

Pursuant to Dutch law and our Articles of Association, we and our subsidiaries are allowed to repurchase up to 50% of our issued share capital, if such repurchase has been approved by the shareholders. At our most recent annual shareholder meeting on May 24, 2018, we received authority for the Management Board to repurchase up to 10% of our issued share capital for a period of 18 months, until November 24, 2019.

For the 2019 annual meeting, it is proposed to extend and renew the existing authorization of our Management Board to repurchase up to 10% of the issued share capital, as described in more detail below, through one or more purchases at the stock exchanges where our shares are listed or otherwise, and to determine the price of shares at any price in the open market, such price not to exceed $350.00 per share or its equivalent in other currencies. This authorization of our Management Board must be renewed every 18 months. In connection with our IPO in September 1995, our shareholders authorized repurchases for a period of 18 months. At each annual meeting from 1995 through 2018, our shareholders have renewed that authorization such that the current period is set to expire on November 24, 2019. In 2018, we repurchased approximately 85,985 of our common shares for an aggregate purchase price of approximately $7,451,243. We believe that it is in the best interest of our Company and shareholders and other stakeholders to have the flexibility to repurchase shares in the future if the Management Board deems it advisable to do so. This authority is similar to that generally afforded under state law to public companies domiciled in the United States.

At the annual meeting, our shareholders will be asked to authorize the Management Board to repurchase up to 10% of our issued share capital from time to time through one or more purchases at the stock exchanges where our shares are listed or otherwise, for an 18-month period, until November 23, 2020, and such repurchased shares may be used for any legal purpose.

The affirmative vote of the majority of the votes cast at the annual meeting is required to authorize the Management Board to repurchase up to 10% of our issued share capital, as described herein, from time to time for the indicated periods from the date of the annual meeting. Under Dutch law and our Articles of Association, common shares abstaining from voting and broker non-votes will not count as votes cast at the annual meeting.

The Supervisory Board recommends that shareholders vote "FOR" the authorization of the Management Board to repurchase up to 10% of our issued share capital until November 23, 2020, through one or more purchases at the stock exchanges where our shares are listed or otherwise and to determine the price of shares at any price in the open market, such price not to exceed $350.00 per share or its equivalent in other currencies and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 6. Extension of Authority to Issue Shares of Core Laboratories N.V. until November 23, 2020

Our current authorized share capital consists of 200 million common shares and 6 million preference shares, each share with a current par value of EUR 0.02. Under Dutch law and our Articles of Association, the Supervisory Board has the power to issue shares of our authorized share capital as long as the Supervisory Board has been designated and authorized by the shareholders to do so at the annual meeting. Previous authorizations of the Supervisory Board to issue shares were effective for a period of up to five years and were renewed on an annual rolling basis. In connection with our IPO in September 1995, our shareholders authorized the Supervisory Board to issue shares and/or rights with respect to our shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended the period such that the current period is set to expire on November 24, 2019. At the 2018 annual meeting, we obtained authorization to issue shares up to 10% of our outstanding shares per annum for an 18-month period. We are seeking this same authorization at the 2019 annual meeting. We currently do not have any specific plans, proposals or arrangements to issue any new shares of common stock for any purpose, with the exception of issuing repurchased shares for equity compensation as outlined in the proxy statement. However, in the ordinary course of our business, we may determine from time to time that the issuance of additional shares of common stock is necessary and in the best interests of the Company, including in connection with acquisitions, financings or equity compensation.

At the annual meeting, our shareholders will be asked to approve a further extension of this authority to issue shares and/or to grant rights, including options to purchase, with respect to our unissued common and preference shares up to a maximum of 10% of outstanding shares per annum for an 18-month period from the date of the annual meeting until November 23, 2020. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to issue shares for acquisition, financing or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, since our common shares are listed on the NYSE in New York and the Euronext Amsterdam Stock Exchange in Amsterdam, the issuance of additional shares will remain subject to, inter alia, the rules of the NYSE and Euronext Amsterdam Stock Exchange.

The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares for an 18-month period from the date of the annual meeting. Under Dutch law and our Articles of Association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.

The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to issue shares and/or to grant rights (including options to purchase) with respect to our common and/or preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 7. Extension of Authority of Supervisory Board to Limit or Eliminate Preemptive Rights until November 23, 2020

Holders of our common shares (other than our employees and employees of our subsidiaries who are issued common shares pursuant to stock awards granted under the LTIP and the 2014 Director Plan) have a pro rata preemptive right of subscription to any of our common shares issued for cash unless such right is limited or eliminated by our Supervisory Board. Holders of our common shares have no pro rata preemptive subscription right with respect to any common shares issued for consideration other than cash. If designated and authorized by our shareholders at the annual meeting, the Supervisory Board has the power to limit or eliminate such rights. Previous authorizations were effective for up to five years and were renewed for successive five-year periods. In connection with our IPO in September 1995, our shareholders authorized the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for a five-year period. At each annual meeting subsequent to 1995, our shareholders have extended this period such that the current period is set to expire on November 24, 2019. At the 2018 annual meeting, we obtained authorization to limit or eliminate preemptive rights up to 10% of our common shares and/or preference shares per annum for an eighteen-month period. We are seeking this same authorization at the 2019 annual meeting.

At the annual meeting, our shareholders will be asked to approve an extension of this authority for an eighteen-month period from the date of the annual meeting until November 23, 2020 to limit or eliminate preemptive rights up to a maximum of 10% of outstanding shares per annum. Preemptive rights are uncommon for public companies domiciled in the United States. Management believes that if the Supervisory Board is not granted the authority to limit preemptive rights, the ability of our Company to engage in equity financing transactions would be significantly affected. Any limits or waivers of preemptive rights would apply equally to all holders of our common shares. Furthermore, since our common shares are listed on the NYSE in New York and the Euronext Amsterdam Stock Exchange in Amsterdam, the rights to limit or eliminate preemptive rights will remain subject to, inter alia, the rules of the NYSE and Euronext Amsterdam Stock Exchange.

The affirmative vote of the majority of the votes cast at the annual meeting is required to extend the authority of the Supervisory Board to limit or eliminate the preemptive rights of holders of our common shares for an eighteen-month period from the date of the annual meeting. However, if less than 50% of all issued shares are present or represented at the meeting, then two-thirds of the votes cast will be required to extend this authority. Under Dutch law and our Articles of Association, common shares abstaining from voting will not count as votes cast at the annual meeting. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast.

The Supervisory Board recommends that shareholders vote “FOR” the extension of the authority of the Supervisory Board to limit or eliminate preemptive rights of holders of our common shares and/or preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Item 8. To Approve, On an Advisory Basis, the Compensation of our Named Executive Officers as Described in the CD&A Section of this Proxy Statement

We and our Supervisory Board recognize that executive compensation is an important matter for our shareholders. As described in detail in the Compensation Committee's report and the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to base awards of the substantial majority of executive compensation on performance metrics that are directly linked to the consequent long-term increase in the value of the Company for its owners - the shareholders. It is always the intention of the Compensation Committee that our NEOs be compensated competitively and consistent with our strategy, sound corporate governance principles, and shareholder interests and concerns. As described in the CD&A section, we believe our compensation program is strongly aligned with the long-term interests of our shareholders. As you consider this proposal, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the NEOs.

We believe that the shareholders, by voting for supervisory directors individually as described in Item No. 1, have had a clear ability to express their approval or disapproval of the performance of the Supervisory Board members and, specifically, any Supervisory Directors serving on the Compensation Committee; however, the United States Congress has enacted legislation requiring a non-binding advisory “Say on Pay” vote on executive compensation and we welcome the opportunity to give our shareholders an opportunity to provide us with such a vote on executive compensation at our 2019 Annual Meeting.

We are therefore asking shareholders to vote on the following resolution:

the shareholders approve the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.'s named executive officers as disclosed pursuant to the United States Securities and Exchange Commission's ("SEC") compensation disclosure rules, including the compensation tables.

As an advisory vote, Item 8 is non-binding. Although the vote is non-binding, the Supervisory Board of Directors and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

The affirmative vote of a majority of the shares of Company common stock present or represented by proxy and voting at the annual meeting is required for approval of Item 8. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Supervisory Board recommends that shareholders vote “FOR” the approval of, on an advisory basis, the compensation philosophy, policies and procedures described in the CD&A, and the compensation of Core Laboratories N.V.’s named executive officers disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation tables.

Item 9. Other Matters to Be Voted on

The Supervisory Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment thereof, it is intended that the accompanying proxy will be voted in accordance with the judgment of the persons voting the proxy.

OTHER PROXY MATTERS

Information About Our 2020 Annual Meeting: Shareholder Proposals and Shareholder Access

Any shareholder who qualifies under applicable law to have the right to submit a matter for inclusion in the Company's proxy material for consideration at the 2020 annual meeting may submit such matter, including recommendations for nominees for supervisory directorships, to the Company.

As a company registered in the Netherlands whose shares are traded on a U.S. securities exchange, we are governed by Dutch company law rules and U.S. rules and timeframes regarding the access rights of shareholders to submit a matter for inclusion in the Company's proxy material for consideration at an annual meeting. Effective July 1, 2013, Dutch company law rules were amended to increase the minimum threshold in order for shareholders to submit an item for the agenda of the annual meeting. Since that amendment, Dutch law requires that an agenda item may only be submitted by one or more shareholders representing at least three percent of the issued share capital of the Company. The Company’s Articles of Association follow this law and are not more restrictive than this. In order for such matter to be included in the Company's proxy materials or presented at the 2020 annual meeting, the qualified shareholder(s) must submit the matter to the Company's Secretary at the address indicated on page 5 of this proxy statement not later than the 60th day before the date on which the 2020 annual meeting will be held.

Under U.S. securities laws, if you wish to have a proposal included in our proxy statement for the 2020 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above. For your proposal to be eligible for inclusion in our proxy statement for our 2020 annual general meeting, we must receive your proposal at our registered offices in the Netherlands not later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2020 annual general meeting of stockholders. Accordingly, any such notice must be received no earlier than December 25, 2019, and no later than January 24, 2020, and must otherwise satisfy the requirements of our bylaws. Under the rules of the Exchange Act, we may use discretionary authority to vote with respect to any proposal not included in our proxy materials that is presented by a stockholder in person at the 2020 annual general meeting of stockholders if the stockholder making the proposal has not given notice to us by January 24, 2020. At this point, the Company anticipates conducting the 2020 annual meeting in mid-May, 2020.

The Right of Shareholders to Request a Shareholder Meeting

Just as with the right of shareholders to submit an item for the agenda, we also follow the full contours of Dutch law, without further restriction, on the rights of shareholders to request a shareholder meeting. Our Articles of Association (art. 18.3) specifically mandate that shareholder meetings can be convened by shareholders with due observance of article 2:110 of the Dutch Civil Code, which is the article that addresses this subject under Dutch law. That provision of Dutch law provides that only one or more shareholders representing at least ten percent (10%) of the issued share capital may make a request to the Management and Supervisory Boards to convene a meeting to be held within eight weeks and also provides a procedure to approach the Dutch Court, if those Boards fail to call such a meeting in a timely fashion.

Shareholders Sharing the Same Address

The Company is sending only one copy of its proxy statement to shareholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householded mailing this year and you would like to have additional copies of the Company's proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040 or by phone at 713-328-2673. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Incorporation by Reference

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Report of the Audit Committee” shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Other Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to Mark F. Elvig, Secretary, in care of Core Laboratories LP, 6316 Windfern Road, Houston, Texas 77040.

By Order of the Board of Supervisory Directors,

Jan Willem Sodderland
Supervisory Director

Amsterdam, the Netherlands
March 20, 2019

CORE LABORATORIES N.V. C/O COMPUTERSHARE TRUST CO., N.A. ATTN: JENNIFER HARLA 250 ROYALL STREET CANTON, MA 02021
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Daylight Time on May 22, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Daylight Time on May 22, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M52480-P33425-P33515	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORE LABORATORIES N.V.
The Board of Supervisory Directors recommends that you vote FOR the following:	For	Withhold
1. To re-elect two Class II Supervisory Directors, Martha Z. Carnes and Michael Straughen, and to elect one new Class II Supervisory Director, Gregory Barnett, to serve until our annual meeting in 2022 under the terms and conditions described within the proxy statement and until their successors shall have been duly elected and qualified;

1a) Martha Z. Carnes	☐	☐
1b) Michael Straughen	☐	☐
1c) Gregory B. Barnett	☐	☐

	For	Against	Abstain	For	Against	Abstain
The Board of Supervisory Directors recommends you vote FOR the following proposals:
2. To appoint KPMG, including its U.S. and Dutch affiliates, (collectively, "KPMG") as Core Laboratories N.V.'s (the "Company") independent registered public accountants for the year ending December 31, 2019.
	☐	☐	☐
6. To approve and resolve the extension of the authority to issue shares and/or to grant rights (including options to purchase) with respect to our common and preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020.
				☐	☐	☐
3. To confirm and adopt our Dutch Statutory Annual Accounts in the English language for the fiscal year ended December 31, 2018, following a discussion of our Dutch Report of the Management Board for that same period.
	☐	☐	☐
7. To approve and resolve the extension of the authority to limit or exclude the preemptive rights of the holders of our common shares and/or preference shares up to a maximum of 10% of outstanding shares per annum until November 23, 2020.

				☐	☐	☐
4. To approve and resolve the cancellation of our repurchased shares held at 12:01 a.m. CEST on May 23, 2019.	☐	☐	☐
8. To approve, on an advisory basis, the compensation philosophy, policies and procedures described in the section entitled Compensation Discussion and Analysis and the compensation of Core Laboratories N.V.'s named executive officers as disclosed pursuant to the United States Securities and Exchange Commission's compensation disclosure rules, including the compensation tables.
				☐	☐	☐
5. To approve and resolve the extension of the existing authority to repurchase up to 10% of our issued share capital from time to time for an 18-month period, until November 23, 2020, and such repurchased shares may be used for any legal purpose.
	☐	☐	☐
NOTE: Such other business as may properly come before the annual meeting or any adjournment thereof shall be voted in accordance with the discretion of the attorneys and proxies appointed hereby.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxydocs.com/clb.

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M52481-P33425-P33515

CORE LABORATORIES N.V.
Annual Meeting of Shareholders
May 23, 2019 9:00 AM CEST
This proxy is solicited by the Board of Supervisory Directors

This Proxy is being solicited on behalf of the Board of Supervisory Directors of Core Laboratories N.V. for the Annual Meeting of Shareholders to be held on Thursday, May 23, 2019.

The undersigned hereby constitutes and appoints each member of the Supervisory Board, Mark Elvig, general counsel of the Company, Jacobus Schouten, as well as Jaap Stoop, Jules van de Winckel, Joppe Schoute and any other lawyer or notary working with NautaDutilh N.V., the Company's Dutch legal counsel, and each or any of them, his true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of Core Laboratories N.V. to be held at the Hotel Sofitel Legend the Grand Amsterdam, Oudezijds Voorburgwal 197, 1012 EX Amsterdam The Netherlands, on Thursday, May 23, 2019 at 9:00 a.m. CEST and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereof, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters and issues as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF SUPERVISORY DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE THREE NOMINEES FOR SUPERVISORY DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2, 3, 4, 5, 6, 7, AND 8.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side)

Continued and to be signed on reverse side